                                                               EXECUTION COPY
                                                               --------------
                                                                   Ex. 99.1


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                              MAIDENFORM WORLDWIDE, INC.

                                   MAIDENFORM, INC.

                                 NCC INDUSTRIES, INC.


                      ---------------------------------------


                        DEBTOR-IN-POSSESSION CREDIT AGREEMENT


                              dated as of July 22, 1997

                       ---------------------------------------


                                     $50,000,000
                                   Credit Facility

                       ---------------------------------------


                                CORESTATES BANK, N.A.,
                                       as Agent




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                                       16

                                  TABLE OF CONTENTS


                                                                    Page
                                                                    ----
SECTION 1.  DEFINITIONS........................................       1
     1.1    Defined Terms......................................       1
     1.2    Other Definitional Provisions......................       16

SECTION 2.  COMMITMENTS........................................       16
     2.1    Commitments........................................       16
     2.2    Commitment Amounts.................................       17

     2.3    Fees...............................................       18
     2.4    Proceeds of DIP Loans..............................       19

SECTION 3.  LETTERS OF CREDIT..................................       19
     3.1    Issuances and Extensions...........................       19
     3.2    Participating Interests............................       20
     3.3    Procedure for Opening Letters of Credit............       20
     3.4    Payments in Respect of Letters of Credit...........       20
     3.5    Letter of Credit Reserves..........................       21
     3.6    Further Assurances.................................       22
     3.7    Obligations Absolute...............................       22
     3.8    Assignments........................................       23
     3.9    Participations.....................................       23

SECTION 4.  GENERAL PROVISIONS APPLICABLE TO DIP LOANS.........       23
     4.1    Procedure for DIP Loan Borrowings..................       23
     4.2    Repayments and Prepayments.........................       24
     4.3    Interest Rates and Payment Dates...................       24
     4.4    Computation of Interest and Fees...................       25
     4.5    Pro Rata Treatment and Payments....................       25
     4.6    Requirements of Law................................       27

SECTION 5.  REPRESENTATIONS AND WARRANTIES.....................       28
     5.1    Financial Condition................................       28
     5.2    No Change..........................................       29
     5.3    Corporate Existence; Compliance with Law...........       29
     5.4    Corporate Power; Authorization.....................       30
     5.5    Enforceable Obligations............................       30
     5.6    No Legal Bar.......................................       31
     5.7    No Material Litigation.............................       31
     5.8    Investment Company Act.............................       31
     5.9    Federal Regulation.................................       31
     5.10   Taxes..............................................       32
     5.11   Subsidiaries.......................................       32
     5.12   Ownership of Property; Liens.......................       32
     5.13   ERISA..............................................       33
     5.14   Patents, Copyrights, Permits, Trademarks
            and Licenses.......................................       34

                                       -i-

                                                                    Page
                                                                    ----
     5.15   Environmental Matters..............................       34
     5.16   Accuracy and Completeness of Information...........       35

SECTION 6.  CONDITIONS PRECEDENT...............................       36
     6.1    Conditions to Initial DIP Loans and Letters
            of Credit..........................................       36
     6.2    Conditions to All DIP Loans and Letters
            of Credit..........................................       37

SECTION 7.  AFFIRMATIVE COVENANTS..............................       38
     7.1    Financial Statements...............................       38
     7.2    Certificates; Other Information....................       40
     7.3    Payment of Obligations.............................       41
     7.4    Conduct of Business and Maintenance of
            Existence..........................................       41
     7.5    Maintenance of Property; Insurance.................       42
     7.6    Inspection of Property; Books and Records;
            Discussions........................................       42
     7.7    Notices............................................       42
     7.8    Environmental Laws.................................       44
     7.9    Cash Concentration Account.........................       44
     7.10   FY1988 Projections.................................       44
     7.11   Professional Fee Budget............................       44

SECTION 8.  NEGATIVE COVENANTS.................................       45
     8.1    Indebtedness.......................................       45
     8.2    Limitation on Liens................................       45
     8.3    Limitation on Contingent Obligations...............       47
     8.4    Prohibition of Fundamental Changes.................       47
     8.5    Prohibition on Sale of Assets......................       47
     8.6    Limitation on Investments, Loans and
            Advances...........................................       47
     8.7    Limitation on Dividends............................       48
     8.8    Transactions with Affiliates.......................       48
     8.9    Foreign Exchange Contracts.........................       49
     8.1    Limitation on Creation of and Investments
            in Subsidiaries....................................       49
     8.11   DIP Financing......................................       49
     8.12   Alteration of Rights of Banks......................       49
     8.13   Chapter 11 Claims..................................       49
     8.14   Reclamation Claims; Bankruptcy Code
            Section  546(g) Agreements.........................       49
     8.15   EBITDAR............................................       50
     8.16   Capital Expenditures...............................       50
     8.17   Professional Fees..................................       50

SECTION 9.  EVENTS OF DEFAULT..................................       50

SECTION 10. THE AGENT; CORESTATES AS ISSUER....................       55
     10.1   Appointment........................................       55


                                         -ii-

                                                                    Page
                                                                    ----
     10.2   Delegation of Duties..............................        55
     10.3   Exculpatory Provisions............................        55
     10.4   Reliance by Agent.................................        55
     10.5   Notice of Default.................................        56
     10.6   Non-Reliance on Agent and Other Banks.............        56
     10.7   Indemnification...................................        57
     10.8   The Agent in its Individual Capacity..............        57
     10.9   Successor Agent...................................        58
     10.10  CoreStates as Issuer of Letters of Credit.........        58

SECTION 11. MISCELLANEOUS.....................................        58
     11.1   Amendments and Waivers............................        58
     11.2   Notices...........................................        59
     11.3   No Waiver; Cumulative Remedies....................        60
     11.4   Survival of Representations and Warranties........        61
     11.5   Payment of Expenses and Taxes.....................        61
     11.6   Successors and Assigns; Participations;
            Purchasing Banks.................................         62
     11.7   Adjustments; Set-Off.............................         66
     11.8   Counterparts.....................................         66
     11.9   Governing Law; No Third-Party Rights.............         66
     11.10  Additional Grant of Lien.........................         67



Schedules

Schedule I      DIP Loan Percentages
Schedule 5.7    Material Litigation
Schedule 5.10   Taxes
Schedule 5.11   Subsidiaries
Schedule 5.13   ERISA
Schedule 5.14   Patents
Schedule 5.15   Environmental Matters
Schedule 7.5    Maintenance of Property

Exhibits

Exhibit A       Borrowing Base Certificate
Exhibit B       Commitment Transfer Supplement
Exhibit C       Interim Order
Exhibit D       L/C Participation Certificate

                        DEBTOR-IN-POSSESSION CREDIT AGREEMENT
                        -------------------------------------


         DEBTOR-IN-POSSESSION CREDIT AGREEMENT, dated as of July 22, 1997 (this "Agreement"), among MAIDENFORM WORLDWIDE, INC., a Delaware corporation (the "Company"), MAIDENFORM, INC., a New York corporation ("Maidenform"), NCC INDUSTRIES, INC., a Delaware corporation ("NCC", and collectively with the Company, and Maidenform, the "Borrowers"), the several lenders from time to time parties hereto (the "Banks") and CORESTATES BANK, N.A., a national banking association, as agent (in such capacity, and any successor agent, the "Agent").

                                 W I T N E S S E T H:

         WHEREAS, on July 22, 1997 (the "Filing Date"), the Borrowers filed, with the United States Bankruptcy Court for the Southern District of New York, voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code (the "Bankruptcy Code");

         WHEREAS, the Borrowers have requested that the Banks from time to time after the Effective Date and prior to the Termination Date make DIP Loans to the Borrowers and issue Letters of Credit in the maximum face or stated amounts herein on behalf of the Borrowers; and

         WHEREAS, the Banks are willing, on the terms and conditions hereinafter set forth, to make such DIP Loans and issue such Letters of Credit;

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and intending to be legally bound, the parties hereto agree as follows:

         SECTION 1.  DEFINITIONS

         1.1 Defined Terms. As used in this Agreement, the terms defined in the caption hereto shall have the meanings set forth therein, and the following terms have the following meanings:

         "ABR": for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. For purposes hereof: "Prime Rate" shall mean the rate of interest per annum publicly announced from time to time by the Agent as its prime rate in effect at its principal office in Philadel-phia, Pennsylvania (the Prime Rate not being intended to be the lowest rate of interest charged by CoreStates in connection with extensions of credit to debtors) and "Federal Funds Effective Rate" shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Agent from three federal funds brokers of recognized standing selected by it. Any change in the ABR due to a change in the Prime Rate, the Three-Month Secondary CD Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate, the Three-Month Secondary CD Rate or the Federal Funds Effective Rate, respectively.

         "Accounts" has the meaning given to such term in the Pennsylvania Uniform Commercial Code as in effect on the date hereof.

         "Advances":  as defined in the Pre-Petition Loan Agreement.

         "Affiliate": of any Person (a) any Person (other than a Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person, or (b) any Person who is a director or officer
(i) of such Person, (ii) of any Subsidiary of such Person or (iii) of any Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the power, direct or indirect, (i) to vote 25% or more of the securities having ordinary voting power for the election of directors of such Person, whether by ownership of securities, contract, proxy or otherwise, or
(ii) to direct or cause the direction of the management and policies of such Person, whether by ownership of securities, contract, proxy or otherwise.

         "Agent":  as defined in the preamble.

         "Agreement": this Debtor-in-Possession Credit Agreement, as amended, supplemented or modified from time to time.

         "Bankruptcy Code":  as defined in the first recital.

         "Bankruptcy Court: the United States Bankruptcy Court for the Southern District of New York or such other court as shall have jurisdiction over the Chapter 11 Cases.

         "Banks":  as defined in the preamble.

         "Borrowers":  as defined in the preamble.

         "Borrowing": the making of DIP Loans or issuance of Letters of Credit on any Business Day in accordance with Sections 2, 3 and 4.

         "Borrowing Base": the sum of (A) 80% of Eligible Accounts plus (B) 50% of Eligible Inventory plus (C) 80% of Restricted Cash.

         "Borrowing Base Certificate": a certificate of the Borrowers in substantially the form attached hereto as Exhibit A and made a part hereof.

         "Borrowing Date":  any Business Day, specified in a notice pursuant to
(a) Section 4.1 as a date on which the Company requests the Banks to make DIP Loans hereunder or (b) Section 3.1 as a date on which the Company requests CoreStates to issue a Letter of Credit hereunder.

         "Budget": the Consolidated monthly projections dated July 21, 1997 covering the period from July 1, 1997 through December 31, 1997 which has been previously delivered to the Agent, as updated by the Company from time to time.

         "Budget Compliance Certificate": a written certificate signed by an authorized financial officer of the Company delivered weekly to the Agent and each of the Banks stating that (a) the proceeds of the DIP Loans, Letters of Credit and Cash Collateral Loans to be used during the upcoming week are for one of the types of expenditures set forth in Section 2.4 and in compliance with the maximum amounts permitted to be expended thereunder for the relevant time period, and (b) no Termination Event has occurred, or, if a Termination Event has occurred, that a Termination Event has occurred together with a description of such Termination Event.

         "Business Day": a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

         "Capital Expenditures": any expenditures made or cost incurred by any Borrower whether paid or due and owing, for the acquisition, purchase, alteration or improvement of any capital asset that is required to be capitalized under GAAP, however reflected on Borrowers' financial statements.

         "Cash Collateral Loans":  as defined in the Interim Order.

         "Cash Equivalents": (a) securities issued or directly and fully guaranteed or insured by the United States Government, the Commonwealth of Puerto Rico or any agency or instrumentality thereof having maturities of not more than six months from the date of acquisition, (b) certificates of deposit and Eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any Bank or with any commercial bank organized under the laws of the United States of America or any state thereof, the District of Columbia or the Commonwealth of Puerto Rico, each having capital and surplus in excess of $300,000,000, (c) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (a) and (b) entered into with any financial institution meeting the qualifications specified in clause (b) above, and (d) commercial paper rated A/1 or the equivalent thereof by Standard & Poor's Ratings Group or P-1 or the equivalent thereof by Moody's Investors Service, Inc. and in each case maturing within six months after the date of acquisition.

         "Change in Law": with respect to any Bank, the adoption of any law, rule, regulation, policy, guideline or directive (whether or not having the force of law) or any change therein or in the interpretation or application thereof by any Governmental Authority having jurisdiction over such Bank, in each case after the Effective Date.

         "Chapter 11 Cases": the chapter 11 cases of the Borrowers under Case nos. 97-B-44869 through 97-B-44871 (CB) in the Bankruptcy Court.

         "Code": the Internal Revenue Code of 1986, as amended from time to time.

         "Commercial L/C": a commercial documentary Letter of Credit issued pursuant to this Agreement under which CoreStates agrees to make payments in Dollars for the account of any Borrower in connection with the purchase of goods or services in the ordinary course of business.

         "Commitment Transfer Supplement": the supplement substantially in the form of Exhibit B attached hereto.

         "Commonly Controlled Entity": an entity, whether or not incorporated, which is under common control with the Company within the meaning of Section 414(b) or (c) of the Code.

         "Company":  as defined in the preamble.

         "Consolidated": refers to the consolidation of the accounts of the Borrowers and their Subsidiaries in accordance with GAAP, including principles of consolidation.

         "Consummation Date": with respect to a Reorganization Plan, the earlier of the date by which (i) the effective date of such Reorganization Plan occurs or (ii) "substantial consummation" (as defined in Section 1101(2) of the Bankruptcy Code) of such Reorganization Plan shall have occurred.

         "Contingent Obligation": as to any Person, any obligation of such Person guaranteeing or in effect guaranteeing any Indebtedness, Financing Leases, dividends or other obligations ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount (based on the maximum reasonably anticipated net liability in respect thereof as determined by the Company in good faith) of the primary obligation or portion thereof in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated net liability in respect thereof (assuming such Person is required to perform thereunder) as determined by the Company in good faith.

         "Contractual Obligation": as to any Person, any provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of the property owned by it is bound.

         "Controlled Group": all members of a controlled group of corporations or all members of a controlled group of trades or businesses (whether or not incorporated) under common control which, together with the Borrowers, are treated as a single
                                         -5-
employer under Section 414(b) or 414(c), respectively, of the Code or Section 4001 of ERISA.

         "CoreStates": CoreStates Bank, N.A., a national banking association, and its successors.

         "CoreStates Commercial Issuance Fee": a fee equal to 0.125% per annum on the Stated Amount under all Letters of Credit constituting Commercial L/Cs.

         "CoreStates Issuance Fee":  collectively, the Core-
States Commercial Issuance Fee and the CoreStates Standby Issuance Fee.

         "CoreStates Standby Issuance Fee": a fee equal to 0.125% per annum on the Stated Amount under all Letters of Credit constituting Standby L/Cs.

         "Default": any of the events specified in Section 9, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

         "Delinquent Purchaser": a Purchaser more than 50% of whose aggregate Account indebtedness to the Borrowers fails to comply with the specification for Eligible Accounts set out in clause (J) of the definition of Eligible Accounts.

         "DIP Financing Documents": the collective reference to this Agreement, all Letters of Credit, each Order and each other instrument, document or agreement required to be delivered pursuant hereto or thereto.

         "DIP Loan":  as defined in Section 2.1(a).

         "DIP Loan Borrowing: that portion of any Borrowing consisting solely of DIP Loans, if any.

         "DIP Loan Commitment": with respect to each Bank, such Bank's obligation pursuant to Section 2.1 to make DIP Loans and issue (or participate in the issuance of) Letters of Credit.

         "DIP Loan Commitment Amount":  as defined in Section 2.2(a).

         "DIP Loan Percentage": relative to any Bank, the percentage set forth opposite its name in the column labeled "DIP Loan Percentage" on Schedule I attached hereto.

         "Dollars" and "$": dollars in lawful currency of the United States of America.

         "EBITDAR": of any Person, on a Consolidated basis, for any period, the sum of the following for such period: (i) net income or net loss (without giving effect to (A) extraordinary income or extraordinary losses or (B) any income arising from the reversal of restructuring reserves) plus (ii) income taxes, de-preciation, amortization, interest expense, reorganization expenses and restructuring fees and charges.

         "Effective Date": the first date on which all of the conditions precedent contained in Section 6 hereof are satisfied or waived.

         "Eligible Account": any Account of a Borrower created in an arm's length transaction which meets all the following specifications at the time of determination of Eligible Accounts and continues to meet the same until it is collected in full: (A) the Account is lawfully owned by a Borrower free and clear of all liens, security interests or prior assignments except (i) for the Liens securing any obligations under this Agreement or the Pre-Petition Agreements (as defined in the Interim Order) or contemplated by either of the Orders and (ii) as set forth in subsection (B) hereof, and such Borrower has the right of assignment thereof and the power to grant a security interest therein;
(B) the Account is subject to a first priority perfected security interest in favor of the Agent; (C) the Account is valid and enforceable, representing the undisputed indebtedness of a Purchaser to a Borrower, provided that if the Account is subject to any defense, set-off, counter-claim, credit, allowance or adjustment, only that portion of the Account, if any, not so subject and otherwise eligible shall be included as an Eligible Account; (D) the Purchaser has accepted the goods, the sale of which to such Purchaser has given rise to the Account, provided that if any part of the goods the sale of which has given rise to an Account have been returned, rejected, lost or damaged, only that part of the Account, if any, representing the sale of goods not so returned, rejected, lost or damaged, and otherwise eligible, shall be included as an Eligible Account; (E) if the Account arises from the sale of goods, such sale was an absolute sale and not on consignment or on approval or on a sale-or-return basis nor subject to any other repurchase or return agreements, and such goods have been shipped to the Purchaser; (F) if the Account arises from the performance of services, such services have actually been performed;
(G) the Account arose in the ordinary course of a Borrower's business; (H) no notice of the bankruptcy, receivership, reorganization, or insolvency of the Purchaser owing such Account has been received by the Agent, any Bank or any Borrower unless the Agent determines in its sole discretion that the Purchaser's ability to pay such Account is not compromised by such bankruptcy, receivership, reorganization or insol-vency because of post petition financing, collateral or other adequate support for such payment; (I) an invoice has been sent to the Purchaser for such Account; (J) the Account has remained unpaid for less than 60 days from the due date and less than 120 days from the date of the initial invoice for such Account; (K) the Purchaser is not the United States Federal government or any United States Federal governmental agency except to the extent (1) such agency and the Account are subject to the Federal Assignment of Claims Act, and (2) such Account has been assigned to the Agent and notice has been given thereof under the Federal Assignment of Claims Act; provided, however, that up to Two Million Dollars ($2,000,000.00) of otherwise Eligible Accounts owing from the United States Federal government or governmental agency thereof shall be deemed Eligible Accounts notwithstanding their failure to satisfy conditions (1) and/or
(2) in this clause (K); (L) the Account is not owed by a Purchaser who is, and does not arise out of transactions between a Borrower and (1) a non-United States government, governmental agency or government-controlled business, (2) a Person who is not subject to the jurisdiction of the court system of the United States, any state of the United States or Canada, or (3) a Person who does not maintain in the United States or Canada an office to which such Account is invoiced, unless the payment of such Account is secured by a letter of credit opened or confirmed by a national bank or other bank incorporated under the laws of a state of the United States or similar credit support in form and amount, and with terms acceptable to the Agent in its sole discretion, which has been assigned to the Agent pursuant to the DIP Financing Documents and the Agent determines, and so notifies the Borrowers in writing, that the Purchaser is sufficiently credit-worthy taking into account the aggregate amount of the Accounts owed by such Purchaser and such other factors as the Agent may determine; (M) the Purchaser for such Account has not submitted a medium of payment therefor which has been returned uncollected for any reason; (N) the Purchaser owing such Account is not an Affiliate of any Borrower; (O) such Account is not a contra Account; (P) such Account is not owed by a Delinquent Purchaser; and (Q) such Account is otherwise acceptable to the Agent in its reasonable discretion.

         "Eligible Inventory":  Inventory of any Borrower, valued within thirty
(30) days after the close of each month at the lower of cost or market on a first-in, first-out basis, which: (A) is lawfully owned by a Borrower; (B) conforms in all respects to the representations and warranties relating thereto contained in the DIP Financing Documents; (C) is in good condition and repair and is not damaged, outdated or obsolete or otherwise deemed unsalable by the Agent in its reasonable judgment; (D) with respect to finished goods, is held for sale in the ordinary course of business of such Borrower as conducted on the date hereof; (E) is not being held on consignment; (F) is not subject to a Lien other than a Lien in favor of the Agent or a Lien securing any obligations under this Agreement or the Pre-Petition Agreements (as defined in the Interim Order) or contemplated by either of the Orders); and (G) is otherwise acceptable to the Agent in its reasonable judgment.

         "Environmental Laws": any and all Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees or requirements of any Governmental Authority regulating, or imposing liability or standards of conduct concerning environmental protection matters, including without limitation, Hazardous Materials, as now or may at any time hereafter be in effect, including, without limitation, the Clean Water Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Superfund Amendment and Reauthorization Act of 1986, the Emergency Planning and Community Right to Know Act, the Resource Conservation and Recovery Act, the Safe Drinking Water Act, the Toxic Substances Control Act, together, in each case, with each amendment, supplement or other modification thereto, and the regulations adopted and publications promulgated thereunder and all substitutions therefor.

         "ERISA": the Employee Retirement Income Security Act of 1974, as amended from time to time.

         "Event of Default": any of the events specified in Section 9, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

         "Fee Properties":  as defined in Section 5.12.

         "Filing Date":  as defined in the first recital.

         "Final Order": an order of the Bankruptcy Court which contains substantially the same provisions as the Interim Order.

         "Financing Lease": (a) any lease of property, real or personal, the obligations under which are capitalized on a Consolidated balance sheet of the Company and its Consolidated Sub-sidiaries, and (b) any other such lease to the extent that the then present value of any rental commitment thereunder should, in accordance with GAAP, be capitalized on a balance sheet of the lessee.

         "GAAP": generally accepted accounting principles in the United States of America in effect from time to time.

         "Governmental Authority": any nation or government, any state or other political subdivision thereof or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

         "Hazardous Materials": any hazardous materials, hazardous wastes, hazardous or toxic substances, defined or regulated as such in or under any Environmental Law, including, without limitation, asbestos, gasoline and any other petroleum products (including crude oil or any fraction thereof).

         "Indebtedness": of a Person, at a particular date, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, (b) the undrawn face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder and unpaid reimbursement obligations with respect thereto, (c) all liabilities (other than Lease Obligations) secured by any Lien on any property owned by such Person, even though such Person has not assumed or become liable for the payment thereof, (d) Financing Leases and (e) all indebtedness of such Person arising under acceptance facilities; but excluding trade and other accounts payable and accrued expenses payable arising from and after the Filing Date in the ordinary course of business which are not overdue for a period of more than 120 days or, if overdue for more than 120 days, as to which a dispute exists and adequate reserves in conformity with GAAP have been established on the books of such Person.

         "Insolvency": with respect to a Multiemployer Plan, the condition that such Plan is insolvent within the meaning of such term as used in Section 4245 of ERISA.

         "Interim Order": an order of the Bankruptcy Court substantially in the form of Exhibit C attached hereto.

         "Inventory" has the meaning given to such term in the Pennsylvania Uniform Commercial Code as in effect on the date hereof.

         "L/C Application": with respect to any Letters of Credit, a letter of credit application in CoreStates' then customary form completed to the reasonable satisfaction of Core-
States, together with the proposed form of such Letter of Credit (which shall comply with the provisions of Section 3.1 hereof) and such other certificates, documents and other papers.

         "L/C Liability": the "Letter of Credit Liability" as defined in the Pre-Petition Loan Agreement.

         "L/C Obligations": at any time, the aggregate amount of obligations of the Borrowers to reimburse CoreStates for any payments made by CoreStates under any Letters of Credit that have not at that time been reimbursed by the Borrowers pursuant to Section 3.4.

         "L/C Participating Interest": an undivided participating interest in the face amount of each issued and outstanding Letter of Credit and the L/C Application relating thereto.

         "L/C Participation Certificate": the certificate in substantially the form of Exhibit D attached hereto.

         "Lease Obligations": of the Company and its Subsidiaries, as of the date of any determination thereof, the rental commitments of the Company and its Subsidiaries determined on a Consolidated basis, if any, under leases for real and/or personal property (net of rental commitments from sub-leases thereof), excluding however, obligations under Financing Leases.

         "Leased Properties":  as defined in Section 5.12.

         "Letter of Credit Liability": on any date, an amount equal to the sum of (i) the aggregate Stated Amount of all issued and undrawn Letters of Credit plus (ii) the aggregate amount of all L/C Obligations.

         "Letters of Credit": the collective reference to Commercial L/Cs and Standby L/Cs; individually, a "Letter of Credit."

         "Lien": any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction in respect of any of the foregoing except for the filing of financing statements in connection with Lease Obligations incurred by the Company or its Subsidiaries to the extent that such financing statements relate to the property subject to such Lease Obligations).

         "Maidenform":  as defined in the preamble.

         "Material Adverse Effect": (a) a material adverse change in, or a material adverse effect upon, the business, prospects, operations, results of operations, assets, liabilities or condition (financial or otherwise) of the Company or the Borrowers and their Subsidiaries taken as a whole or (b) a mate-rial adverse effect upon the legality, validity, binding effect or enforceability against the Company or any other Borrower of any DIP Financing Document.

         "Maturity Date": the earlier of (i) December 31, 1998 and (ii) the Consummation Date of a Reorganization Plan.

         "Monthly Payment Date": the last Tuesday of each fiscal month (beginning with July 29, 1997) or, if any such day is not a Business Day, the next succeeding Business Day.

         "Multiemployer Plan": a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

         "NCC":  as defined in the preamble.

         "New Directors":  as defined in Section 9(s).

         "Non-Funding Bank":  as defined in Section 4.5(b).

         "Notice of Borrowing":  as defined in Section 4.1.

         "Obligations": all obligations owing to, and rights of, the Agent and/or any Bank pursuant to the DIP Financing Documents, including without limitation, DIP Loans and L/C Obligations.

         "Orders":  collectively, the Interim Order and the Final Order.

         "Overadvance": on any date, an amount by which the sum of the aggregate outstanding principal amount of the (a) DIP Loans plus (b) the Letter of Credit Liability plus (c) Advances plus (d) Second Revolving Credit Advances plus (e) L/C Liability plus (f) Cash Collateral Loans, on any such date, exceeds the Borrowing Base, which amount shall not exceed (i) $89,500,000 from the Effective Date through and including July 29, 1997, or (ii) $94,800,000 from July 30, 1997 through and including August 26, 1997, or (iii) $101,200,000 from August 27, 1997 through and including September 30, 1997, or (iv) $105,700,000 from October 1, 1997 through and including October 28, 1997, or (v) $109,300,000 from October 29, 1997 through and including November 25, 1997, or (vi) $112,800,000 from November 26, 1997 through and including December 31, 1997, or
(vii) $74,000,000 from January 1, 1998 and thereafter.

         "Participating Bank": any Bank (other than CoreStates) with respect to its L/C Participating Interest in each Letter of Credit.

         "PBGC": the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

         "Permitted Liens":  Liens permitted to exist under Section 8.2.

         "Person": an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

         "Plan": any pension plan which is covered by Title IV of ERISA and in respect of which the Company or a Commonly Controlled Entity is an "employer" as defined in Section 3(5) of ERISA.

         "Pre-Petition Agreements":  as defined in the Interim Order.

         "Pre-Petition Indebtedness":  as defined in the Interim Order.

         "Pre-Petition Loan Agreement":  as defined in the Interim Order.

         "Professional Fee Budget":  as defined in Section 7.11.

         "Properties": the real property of the Borrowers subject to the Liens in favor of the Banks pursuant to the DIP Financing Documents.

         "Purchaser": a buyer of goods from a Borrower, or a customer for whom services have been rendered or materials furnished by a Borrower.

         "Regulation U": of the Board of Governors of the Federal Reserve System, as from time to time in effect.

         "Reorganization": with respect to a Multiemployer Plan, the condition that such Plan is in reorganization as such term is used in Section 4241 of ERISA.

         "Reorganization Plan": a plan of reorganization for one or more of the Borrowers proposed pursuant to Section 1121 et seq. of the Bankruptcy Code.

         "Reportable Event": any of the events set forth in Section 4043(b) of ERISA or the regulations thereunder.

         "Required Banks": at a particular time, (a) Banks having at least 51% of the DIP Loan Commitments or (b) if the DIP Loan Commitments shall have terminated at or before such time, Banks having at least 51% of the aggregate DIP Loans, L/C Participating Interests and L/C Obligations. The DIP Loans and the DIP Loan Commitments of any Non-Funding Bank shall be disregarded in determining Required Banks at any time.

         "Required Supermajority Banks": at a particular time, (a) Banks having at least 75% of the DIP Loan Commitments or (b) if the DIP Loan Commitments shall have terminated at or before such time, Banks having at least 75% of the aggregate DIP Loans, L/C Participating Interests and L/C Obligations. The DIP Loans and the DIP Loan Commitments of any Non-Funding Bank shall be disregarded in determining Required Supermajority Banks at any time.

         "Requirement of Law": as to any Person, the Articles or Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property, or to which such Person or any of its property is subject.

         "Restricted Cash": any funds that are deposited into an account subject to the rights of the Agent or CoreStates and are free and clear of any Liens other than Liens securing any obligations under this Agreement or the Pre-Petition Agreements (as defined in the Interim Order) or contemplated by either of the Orders) and eligible for application toward payment of amounts payable under the DIP Financing Documents or the Pre-Petition Agreements, which funds shall not have been yet so applied; provided, however, that "Restricted Cash" shall not include cash collateral held by the Agent or CoreStates to secure the Letter of Credit Liability.

         "Second Revolving Credit Advances": as defined in the Pre-Petition Loan Agreement.

         "Side Letter Agreement: that certain letter agreement dated July 22, 1997 among Elizabeth J. Coleman, the Company and Maidenform.

         "Single Employer Plan":  any Plan which is not a Multiemployer Plan.

         "Standby L/C": an irrevocable letter of credit issued pursuant to this Agreement under which CoreStates agrees to make payments in Dollars for the account of any Borrower, in respect of obligations incurred pursuant to contracts made or performances undertaken or to be undertaken or like matters relating to contracts to which a Borrower or any of its Subsidiaries is or proposes to become a party in the ordinary course of business, including, without limiting the foregoing, for insurance purposes or in respect of advance payments or as bid or performance bonds or in connection with industrial revenue bonds or for any other purpose for which a standby letter of credit might customarily be issued.

         "Stated Amount": of each Letter of Credit, the maximum amount available to be drawn thereunder (in each case determined without regard to whether any conditions to drawing could then be met).

         "Stated Expiry Date":  as defined in Section 3.1.

         "Subsidiary": as to any Person, any corporation of which shares of stock of each class having ordinary voting power (other than stock having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation are at the time owned by such Person or by one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person. (A Subsidiary shall be deemed wholly-owned by a Person who owns all of the shares of stock entitled to vote for the election of directors or other managers of such Subsidiary except for directors' qualifying shares.)

         "Superpriority Claims": Indebtedness or other claims arising out of credit obtained or debt incurred by one or more Borrowers having priority in accordance with the provisions of Section 364(c)(1) of the Bankruptcy Code over any or all administrative expenses of the kind specified in Section 503(b) or 507(b) of the Bankruptcy Code.

         "Termination Date":  the date of occurrence of a Termination Event.

         "Termination Event": (i) any material non-compliance by the Borrowers with any of the terms or provisions of either of the Orders, (ii) any Event of Default shall have occurred and any notice required to cause the DIP Loans to become due and payable shall have been given, (iii) the Consummation Date of any Reorganization Plan and (iv) December 31, 1998.

         "Uniform Customs": the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, and any amendments thereof.

         1.2 Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in any other DIP Financing Document or any certificate or other document made or delivered pursuant hereto.

         (b) As used herein, any other DIP Financing Document and any certificate or other document made or delivered pursuant hereto, accounting terms relating to the Company and its Subsidiaries not defined herein and accounting terms partly defined herein to the extent not defined, shall have the respective meanings given to them under GAAP. All computations determining compliance with financial covenants or terms, including definitions used therein, shall be prepared in accordance with generally accepted accounting principles in effect at the time of the preparation of, and in conformity with those used to prepare, the historical financial statements delivered to the Agent pursuant to Section 7.1(a). If at any time the computations for determining compliance with financial covenants or provisions relating thereto utilize generally accepted accounting principles different than those then being utilized in the financial statements then being delivered to the Agent, such financial statements shall be accompanied by a reconciliation statement with respect to such computations.

         (c) The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section, subsection, schedule and exhibit references are to this Agreement unless otherwise specified.

         (d) The meanings given to terms defined herein shall be equally applicable to the singular and plural forms of such terms.


         SECTION 2.  COMMITMENTS

         2.1 Commitments. Subject to the terms and conditions of this Agreement (including, without limitation, those contained in Section 6), each Bank severally and for itself alone agrees that it will, in accordance with Sections 3 and 4:

         (a) from time to time on any Business Day occurring during the period commencing on the Effective Date until (but not including) the Termination Date, make loans to the Company or any of its Subsidiaries that are Borrowers equal to such Bank's DIP Loan Percentage of the aggregate principal amount of the DIP Loan Borrowing requested by the Company or such other Borrowers (each such loan made pursuant to this Section 2.1(a) being referred to as a "DIP Loan", and collectively as the "DIP Loans");

         (b) from time to time on any Business Day occurring during the period commencing on or after the Effective Date until (but not including) the Termination Date, issue (in the case of CoreStates), or participate in (in the case of all other Banks) in accordance with such Bank's DIP Loan Percentage, Letters of Credit (which may be either Commercial L/Cs or Standby L/Cs) requested by the Company or any of its Subsidiaries that are Borrowers;

provided, however, that no Bank (or CoreStates, in the case of Letters of Credit) shall be permitted or required to

         (c) make any DIP Loan if, after giving effect thereto, the sum of (i) the aggregate outstanding principal amount of all DIP Loans from all Banks, plus (ii) the Letter of Credit Liability would exceed the DIP Loan Commitment Amount; or

         (d) issue, extend or participate in any Letter of Credit if, after giving effect to such issuance or extension, the Letter of Credit Liability would exceed the lesser of (i) $5,000,000 and (ii) the excess, if any, of
    (A) the DIP Loan Commitment Amount over (B) the aggregate principal amount of all outstanding DIP Loans.

Subject to the terms hereof and the Orders, the Borrowers may from time to time borrow, prepay and reborrow DIP Loans, and request, and repay any obligations under, Letters of Credit, pursuant to the DIP Loan Commitments.

         2.2 Commitment Amounts. The aggregate amount of each DIP Loan Commitment shall be as set forth in this Section.

         (a) The maximum aggregate principal amount (the "DIP Loan Commitment Amount") of all DIP Loan Commitments for all Banks on any date prior to the Termination Date shall be the lesser of:

    (i) the excess, if any, of (A) the sum of (I) the Borrowing Base plus (II) the Overadvance on any such date over (B) the sum of the aggregate outstanding principal amount of the (I) Advances plus (II) Second Revolving Credit Advances plus (III) L/C Liability plus (IV) Cash Collateral Loans, on any such date, or

    (ii) on any such date occurring (A) from the Effective Date through and including July 29, 1997, $10,000,000; (B) from July 30, 1997 through and including August 26, 1997,

    $14,400,000;(C) from August 27, 1997 through and including September 30, 1997, $20,900,000; (D) from October 1, 1997 through and including
    October 28, 1997, $23,900,000; (E) from October 29, 1997 through and including November 25, 1997, $27,100,000; (F) from November 26, 1997 through and including December 31, 1997, $30,000,000; (G) from January 1, 1998 and thereafter, $50,000,000.

         (b) At their option, the Borrowers may reduce the DIP Loan Commitment Amount upon five Business Days' prior written notice to the Agent.

         2.3  Fees.  The Borrowers agree to pay the fees set forth in this
Section 2.3.

         (a) Unused Capacity. For the period of time commencing on the Effective Date and continuing through the Termination Date, the Borrowers agree to pay in the aggregate to the Agent for the pro rata account of each Bank in accordance with its DIP Loan Percentage a non-refundable commitment fee at the rate of 0.5% per annum on the daily average unused portion of the DIP Loan Commitment Amount. Such commitment fee will be payable in arrears by the Borrowers, on each Monthly Payment Date and on the Termination Date.

         (b) Letter of Credit. The Borrowers agree to pay letter of credit fees as follows:

              (i) to the Agent for the pro rata account of each Bank in accordance with its DIP Loan Percentage (including CoreStates), a non-refundable letter of credit fee at the rate of (x) 2.5% per annum (minus the CoreStates Standby Issuance Fee) on the aggregate undrawn and available amount under all Letters of Credit constituting Standby L/Cs and
    (y) 2.5% per annum (minus the CoreStates Commercial Issuance Fee) on all Letters of Credit constituting Commercial L/Cs; and

              (ii) to CoreStates, all reasonable "fronting" or correspondent-bank fees incurred by CoreStates in connection with any Letter of Credit issued by CoreStates, together with all CoreStates Issuance Fees and all other customary and administrative fees and all reasonable amendment and extension fees which may be charged, from time to time, by CoreStates in respect of any Letters of Credit.

Such letter of credit fees shall be payable:

              (iii) with respect to those fees described in clause (i) in advance:

              (A) on the date of issuance of any Letter of Credit for the period from such date up to (but not including) the next succeeding Monthly Payment Date, and

              (B) thereafter for Letters of Credit, on each Monthly Payment Date for the period from the preceding Monthly Payment Date up to (but not including) the next succeeding Monthly Payment Date;

              (iv) with respect to those fees described in clause (ii), on the date of issuance (or amendment or extension) of the Letter of Credit with respect to which such fees are incurred.

         (c) Facility. On the Effective Date, the Borrowers shall pay in the aggregate to the Agent for distribution to the Banks a facility fee, equal to 2% of the DIP Loan Commitment Amount, which shall be non-refundable once paid, for the pro rata account of each Bank in accordance with its DIP Loan Percentage.

         (d) Agent. The Borrowers shall pay in the aggregate to the Agent for its own account an agency fee equal to $312,500 per annum, payable in advance in equal monthly installments on the Effective Date and on each Monthly Payment Date.

         2.4 Proceeds of DIP Loans. The Borrowers shall apply the proceeds of each DIP Loan and Letter of Credit for general corporate purposes subject to the Bankruptcy Code, orders of the Bankruptcy Court and the terms and conditions of this Agreement.


         SECTION 3.  LETTERS OF CREDIT

         3.1 Issuances and Extensions. Subject to the terms and conditions of this Agreement, CoreStates shall issue Letters of Credit, and extend the Stated Expiry Dates of outstanding Letters of Credit, in accordance with the provisions of this Section 3 and the L/C Applications submitted therefor, respectively. CoreStates will make available the original of each Letter of Credit to the beneficiary thereunder (with a copy to the relevant Borrower) which it issues hereunder, as the case may be, and will notify the beneficiary under any Letter of Credit of any extension of the Stated Expiry Date thereof. Notwithstanding anything to the contrary herein, each Letter of Credit shall be (i) stated to expire on a date (its "Stated Expiry Date") no later than the Termination Date,
(ii) subject to the Uniform Customs and, to the extent not inconsistent therewith, the laws of the State of New York and (iii) in such form as shall be reasonably acceptable to CoreStates.

         3.2 Participating Interests. Effective in the case of each Letter of Credit as of the date of the opening thereof, CoreStates agrees to allot and does allot, to itself and each other Bank, and each Bank severally and irrevocably agrees to take and does take in such Letter of Credit and the related L/C Application, an L/C Participating Interest in a percentage equal to such Bank's DIP Loan Percentage.

         3.3 Procedure for Opening Letters of Credit. CoreStates will notify each Bank after the end of each calendar month of any L/C Applications received by CoreStates from the Company during such month. Upon receipt of any L/C Application from the Company or any Subsidiary thereof that is a Borrower, CoreStates will process such L/C Application, and the other certificates, documents and other papers delivered to CoreStates in connection therewith, in accordance with its customary procedures and, subject to the terms and conditions hereof, shall promptly open such Letter of Credit by issuing the original of such Letter of Credit to the beneficiary thereof and by furnishing a copy thereof to the relevant Borrower and, after the end of the calendar month in which such Letter of Credit was opened, to the other Banks, provided that no such Letter of Credit shall be issued if Section 2.1 would be violated thereby.

         3.4 Payments in Respect of Letters of Credit. (a) The Borrowers agree promptly upon demand by CoreStates and otherwise in accordance with the terms of the L/C Application relating thereto, (i) to reimburse CoreStates for any payment made by CoreStates under any Letter of Credit and (ii) to pay interest on any unreimbursed portion of any such payment from the date of such payment until reimbursement in full thereof at a rate per annum equal to the ABR plus 3.5%.

         (b) In the event that CoreStates makes a payment under any Letter of Credit and is not reimbursed in full therefor promptly upon demand of CoreStates, and otherwise in accordance with the terms of the L/C Application relating to such Letter of Credit, CoreStates will promptly notify each other Bank. Forthwith upon its receipt of any such notice, each other Bank will transfer to CoreStates, in immediately available funds, an amount equal to such other Bank's DIP Loan Percentage of the L/C Obligation arising from such unreimbursed payment. Upon its receipt from such other Bank of such amount, CoreStates will complete, execute and deliver to such other Bank an L/C Participation Certificate dated the date of such receipt and in such amount.

         (c) Whenever, at any time after CoreStates has made a payment under any Letter of Credit and has received from any other Bank such other Bank's DIP Loan Percentage of the L/C Obligation arising therefrom, CoreStates receives any reimbursement on account of such L/C Obligation or any payment of interest on account thereof, CoreStates will distribute to such other Bank its DIP Loan Percentage thereof in like funds as received; provided, however, that in the event that the receipt by CoreStates of such reimbursement or such payment of interest (as the case may be) is required to be returned, such other Bank will return to CoreStates any portion thereof previously distributed by CoreStates to it in like funds as such reimbursement or payment is required to be returned by CoreStates.

         3.5 Letter of Credit Reserves. (a) If any Change in Law shall either (i) impose, modify, deem or make applicable any reserve, special deposit, assessment or similar requirement against letters of credit issued by CoreStates or (ii) impose on CoreStates any other condition regarding this Agreement (with respect to Letters of Credit) or any Letter of Credit, and the result of any event referred to in clause (i) or (ii) above shall be to increase the cost to CoreStates of issuing or maintaining any Letter of Credit (which increase in cost shall be the result of CoreStates' reasonable allocation of the aggregate of such cost increases resulting from such events), then, upon demand by CoreStates, the Company shall immediately pay to CoreStates, from time to time as specified by CoreStates, additional amounts which shall be sufficient to compensate CoreStates for such increased cost, together with interest on each such amount from the date demanded until payment in full thereof at a rate per annum equal to the rate applicable to DIP Loans pursuant to Section 4.3(b). A certificate, setting forth in reasonable detail the calculation of the amounts involved, submitted by CoreStates to the Company concurrently with any such demand by CoreStates, shall be conclusive, absent manifest error, as to the amount thereof.

         (b) In the event that any Change in Law with respect to CoreStates shall, in the opinion of CoreStates, require that any obligation under any Letter of Credit be treated as an asset or otherwise be included for purposes of calculating the appropriate amount of capital to be maintained by CoreStates or any corporation controlling CoreStates, and such Change in Law shall have the effect of reducing the rate of return on CoreStates' or such corporation's capital, as the case may be, as a consequence of CoreStates' obligations under such Letter of Credit to a level below that which CoreStates or such corporation, as the case may be, could have achieved but for such Change in Law (taking into account CoreStates' or such corporation's policies, as the case may be, with respect to capital adequacy) by an amount deemed by CoreStates to be material, then from time to time following notice by CoreStates to the Borrowers of such Change in Law, within 15 days after demand by CoreStates, the Borrowers shall pay to CoreStates such additional amount or amounts as will compensate CoreStates or such corporation, as the case may be, for such reduction. If CoreStates becomes entitled to claim any additional amounts pursuant to this subsection 3.5(b), it shall promptly notify the Borrowers of the event by reason of which it has become so entitled. A certificate, in reasonable detail setting forth the calculation of the amounts involved, submitted by CoreStates to the Borrowers concurrently with any such demand by CoreStates, shall be conclusive, absent manifest error, as to the amount thereof.

         (c) CoreStates agrees that, upon the occurrence of any event giving rise to the operation of paragraph (a) or (b) of this Section 3.5 with respect to CoreStates, it will, if requested by the Borrowers and to the extent permitted by law or by the relevant Governmental Authority, endeavor in good faith to avoid or minimize the increase in costs or reduction in payments resulting from such event; provided, however, that such avoidance or minimization can be made in such a manner that CoreStates, in its sole determination, suffers no economic, legal or regulatory disadvantage.

         (d) The Borrowers and each Participating Bank agree that the provisions of the foregoing paragraphs (a) and (b) shall apply equally to each Participating Bank in respect of its L/C Participating Interest in such Letter of Credit, as if the references in such paragraphs and provisions referred to, where applicable, such Participating Bank or, in the case of paragraph (b), any corporation controlling such Participating Bank.

         3.6 Further Assurances. The Borrowers hereby agree, from time to time, to do and perform any and all acts and to execute any and all further instruments reasonably requested by CoreStates more fully to effect the purposes of this Agreement and the issuance of Letters of Credit hereunder.

         3.7 Obligations Absolute. The payment obligations of the Borrowers under this Agreement with respect to the Letters of Credit shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including, without limitation, the following circumstances:

         (i) the existence of any claim, set-off, defense or other right which any Borrower may have at any time against any beneficiary, or any transferee, of any Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), CoreStates, the Agent or any

    Bank, or any other Person, whether in connection with this Agreement, any DIP Financing Document, the transactions contemplated herein, or any unrelated transaction;

         (ii) any statement or any other document presented under any Letter of Credit proving to be forged, fraudulent or invalid or any statement therein being untrue or inaccurate in any respect;

         (iii) payment by CoreStates under any Letter of Credit against presentation of a draft or certificate or other document which does not comply with the terms of such Letter of Credit or is insufficient in any respect, except where such payment constitutes gross negligence or willful misconduct on the part of CoreStates; or

         (iv) any other circumstances or happening whatsoever, whether or not similar to any of the foregoing, except for any such circumstances or happening constituting gross negligence or willful misconduct on the part of CoreStates.

         3.8 Assignments. No Participating Bank's participation in any Letter of Credit or any of its rights or duties hereunder shall be subdivided, assigned or transferred (other than in connection with a transfer of a corresponding portion or all of such Participating Bank's DIP Loan Commitment in accordance with Section 11.6).

         3.9 Participations. Each Bank's obligation to purchase participating interests pursuant to Section 3.4(b) shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right which such Bank may have against CoreStates, the Company or any other Person for any reason whatsoever; (ii) the occurrence or continuance of an Event of Default; (iii) any adverse change in the condition (financial or otherwise) of the Company; (iv) any breach of this Agreement by the Company or any other Bank; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.


         SECTION 4.  GENERAL PROVISIONS APPLICABLE TO DIP LOANS

         4.1 Procedure for DIP Loan Borrowings. The Borrowers may borrow under the DIP Loan Commitments on any Business Day provided that, with respect to any borrowings, the Borrowers shall give the Agent irrevocable notice (which notice must be received by the Agent prior to 11:00 a.m., New York City time specifying the amount of the borrowing) (a "Notice of Borrow-ing"). Upon receipt of such Notice of Borrowing the Agent shall promptly notify each Bank. Not later than 2:00 p.m., New York City time, on the Borrowing Date specified in such notice, each Bank shall make available to the Agent at the office of the Agent specified in Section 11.2 (or at such other location as the Agent may direct) an amount in immediately available funds equal to the amount of the DIP Loan to be made by such Bank. DIP Loan proceeds received by the Agent hereunder shall promptly be made available to the Company by the Agent's crediting the account of the Company, at the office of the Agent specified in
Section 11.2, with the aggregate amount actually received by the Agent from the Banks and in like funds as received by the Agent. Each Borrowing shall be in an aggregate minimum amount of $250,000 and integral multiples of $50,000.

         4.2 Repayments and Prepayments. The Borrowers promise to make payment in full of all unpaid principal of each DIP Loan at the Maturity Date. This Agreement evidences the Borrowers' joint and several obligations and no note is required to evidence such obligations. Prior to the Maturity Date, the Borrowers

         (a) may, from time to time on any Business Day, make a voluntary prepayment, in whole or in part, of the outstanding principal amount of all DIP Loans; provided, however, that all voluntary partial prepayments of DIP Loans shall be in an aggregate minimum amount of $250,000 and an integral multiple of $50,000;

         (b) shall make prepayments in accordance with the terms of the Orders; and

         (c) shall, make a mandatory prepayment of all DIP Loans in an aggregate amount equal to the excess, if any, on any date of

              (i) (x) the aggregate outstanding principal amount of all DIP Loans, plus (y) the Letter of Credit Liability, over

              (ii) the DIP Loan Commitment Amount (as determined from time to time in accordance with Section 2.2.(a)).

Each prepayment of DIP Loans made pursuant to this Section shall be without premium or penalty. Except as may be specified in the Orders, no payment of principal of any DIP Loans shall cause a reduction in the DIP Loan Commitment Amount.

         4.3 Interest Rates and Payment Dates. (a) All DIP Loans shall bear interest for the period from and including the date such DIP Loans are made to, but excluding, the maturity date thereof on the unpaid principal amount thereof at a rate per annum equal to the ABR plus 3.5%.

         (b) If all or a portion of (i) the principal amount of any of the DIP Loans or (ii) any interest payable thereon shall not be paid when due (whether at the stated maturity, by acceleration or otherwise) such overdue amount shall, without limiting the rights of the Banks under Section 9, bear interest at a rate per annum which is 5.5% above the ABR from the date of such non-payment until paid in full (as well after as before judgment).

         (c)  Interest shall be payable in arrears on each Monthly Payment
Date.

         4.4  Computation of Interest and Fees.  (a)  Interest in respect of
DIP Loans and all fees hereunder shall be calculated on the basis of a 365 (or 366 as the case may be) day year for the actual days elapsed. Any change in the interest rate on a DIP Loan resulting from a change in the ABR shall become effective as of the opening of business on the day on which such change in the ABR is announced. The Agent shall as soon as practicable notify the Company and the Banks of the effective date and the amount of each such change.

         (b) Each determination of an interest rate by the Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrowers and the Banks in the absence of manifest error.

         4.5 Pro Rata Treatment and Payments. (a) Each borrowing of DIP Loans by the Borrowers from the Banks and any reduction of the DIP Loan Commitments of the Banks hereunder and any payments in respect of principal, interest or fees hereunder shall be made pro rata according to the relevant DIP Loan Commitment Percentages of the Banks with respect to the DIP Loans borrowed or the DIP Loan Commitments to be reduced.

         (b) If any Bank (a "Non-Funding Bank") has (x) failed to make a DIP Loan required to be made by it hereunder, and the Agent has determined that such Bank is not likely to make such a DIP Loan or (y) given notice to the Company or the Agent that it will not make, or that it has disaffirmed or repudiated any obligation to make, any DIP Loan, in each case by reason of the provisions of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, or otherwise, (i) any payment made on account of the principal of the DIP Loans outstanding shall be made as follows:

         (A) in the case of any such payment made on any date when and to the extent that, in the reasonable determination of the Agent, the Borrowers would be able, under the terms and conditions hereof, to reborrow the amount of such payment under the DIP Loan Commitments and to satisfy any applicable conditions precedent set forth in
    Section 6 to such reborrowing, such payment shall be made on account of the outstanding DIP Loans held by the Banks other than the Non-Funding Bank pro rata according to the respective outstanding principal amounts of the DIP Loans of such Banks; and

         (B) otherwise, such payment shall be made on account of the outstanding DIP Loans held by the Banks pro rata according to the respective outstanding principal amounts of such DIP Loans; and

(ii) any payment made on account of interest on the DIP Loans shall be made pro rata according to the respective amounts of accrued and unpaid interest due and payable on the DIP Loans with respect to which such payment is being made. The Company agrees to give the Agent such assistance in making any determination pursuant to subparagraph (A) of this paragraph as the Agent may reasonably request. Any such determination by the Agent shall be conclusive and binding on the Banks.

         (c) All payments (including prepayments) to be made by the Borrowers on account of principal, interest and fees shall be made without set-off or counterclaim and shall be made to the Agent, for the account of the Banks at the Agent's office located at 1339 Chestnut Street, Philadelphia, PA 19107, in lawful money of the United States of America and in immediately available funds. The Agent shall promptly distribute such payments in accordance with the provisions of this Section 4.5 promptly upon receipt in like funds as received. If any payment hereunder would become due and payable on a day other than a Business Day, such payment would become due and payable on the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

         (d) Unless the Agent shall have been notified in writing by any Bank prior to a Borrowing Date that such Bank will not make the amount which would constitute its DIP Loan Percentage of the borrowing on such date available to the Agent, the Agent may assume that such Bank has made such amount available to the Agent on such Borrowing Date in accordance with Section 4.1 and the Agent may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. If such amount is made available to the Agent by such Bank on a date after such Borrowing Date, such Bank shall pay to the Agent on demand an amount equal to the product of (i) the daily average Federal funds rate during such period as quoted by the Agent, times (ii) the amount of such Bank's DIP Loan Percentage of such borrowing, times (iii) a fraction the numerator of which is the number of days that elapse from and including such Borrowing Date to the date on which such Bank's DIP Loan Percentage of such borrowing shall have become immediately available to the Agent and the denominator of which is 360. A certificate of the Agent submitted to any Bank with respect to any amounts owing under this subsection 4.5(d) shall be conclusive, absent manifest error. If such Bank's DIP Loan Percentage of such borrowing is not in fact made available to the Agent by such Bank within three Business Days of such Borrowing Date, the Agent shall be entitled to recover such amount with interest thereon at the rate per annum applicable to DIP Loans hereunder, on demand, from the Borrowers, without prejudice to any rights which the Borrowers or the Agent may have against such Bank hereunder. Nothing contained in this subsection 4.5(d) shall relieve any Bank which has failed to make available its ratable portion of any borrowing hereunder from its obligation to do so in accordance with the terms hereof.

         (e) The failure of any Bank to make any DIP Loan to be made by it on any Borrowing Date shall not relieve any other Bank of its obligation, if any, hereunder to make its DIP Loan on such Borrowing Date, but no Bank shall be responsible for the failure of any other Bank to make any DIP Loan to be made by such other Bank on such Borrowing Date.

         4.6 Requirements of Law. (a) In the event that any Change in Law occurring after the date that any lender becomes a Bank party to this Agreement with respect to any such Bank shall, in the opinion of such Bank, require that any DIP Loan of such Bank be treated as an asset or otherwise be included for purposes of calculating the appropriate amount of capital to be maintained by such Bank or any corporation controlling such Bank, and such Change in Law shall have the effect of reducing the rate of return on such Bank's or such corporation's capital, as the case may be, as a consequence of such Bank's obligations hereunder to a level below that which such Bank or such corporation, as the case may be, could have achieved but for such Change in Law (taking into account such Bank's or such corporation's policies, as the case may be, with respect to capital adequacy) by an amount deemed by such Bank to be material, then from time to time following notice by such Bank to the Company of such Change in Law, within 15 days after demand by such Bank, the Borrowers shall pay to such Bank such additional amount or amounts as will compensate such Bank or such corporation, as the case may be, for such reduction.

         (b) If any Bank becomes entitled to claim any additional amounts pursuant to this Section 4.6, it shall promptly notify the Company, through the Agent, of the event by reason of which it has become so entitled. A certificate in reasonable detail as to any amounts submitted by such Bank, through the Agent, to the Company, shall be conclusive in the absence of manifest error. The covenants contained in this
Section 4.6 shall survive the termination of this Agreement and payment of the outstanding DIP Loans and L/C Obligations.

         (c) Each Bank (i) represents to the Borrowers (for the benefit of the Borrowers and the Agent) that under applicable law and treaties no taxes are required to be withheld by the Borrowers or the Agent with respect to any payments to be made to such Bank in respect of the DIP Loans or the L/C Participating Interests, (ii) agrees to furnish to the Borrowers, with a copy to the Agent, either U.S. Internal Revenue Service Form 4224 or U.S. Internal Revenue Service Form 1001 (wherein such Bank claims entitlement to complete exemption from U.S. Federal withholding tax on all interest payments hereunder) and (iii) agrees (for the benefit of the Borrowers and the Agent) to provide the Borrowers, with a copy to the Agent, a new Form 4224 or Form 1001 upon the expiration or obsolescence of any previously delivered form and comparable statements in accordance with applicable U.S. laws and regulations and amendments duly executed and completed by such Bank, and to comply from time to time with all applicable U.S. laws and regulations with regard to such withholding tax exemption. Notwithstanding any provision of this Section 4.6 to the contrary, the Borrowers shall have no obligation to pay any amount to or for the account of any Bank on account of any taxes pursuant to this Section 4.6(c) to the extent that such amount results from (i) the failure of any Bank to comply with its obligations pursuant to this Section 4.6(c) or (ii) any representation or warranty made or deemed to be made by any Bank pursuant to this Section 4.6(c) proving to have been incorrect, false or misleading in any material respect when so made or deemed to be made.

         SECTION 5.  REPRESENTATIONS AND WARRANTIES

         In order to induce the Agent and the Banks to enter into this Agreement and to make the DIP Loans and to induce CoreStates to issue, and the Participating Banks to participate in, the Letters of Credit, the Borrowers hereby represent and warrant to each Bank and the Agent that:

         5.1 Financial Condition. The Consolidated balance sheets of the Company and its Consolidated Subsidiaries as at December 31, 1996 and the related Consolidated statements of income and of cash flows for the fiscal year ended on such date, reported on by the Company's independent certified public accountants, copies of which have heretofore been furnished to each Bank, present fairly the Consolidated financial condition of the

Company and its Consolidated Subsidiaries as at such dates, and the Consolidated results of their operations and their Consolidated cash flows for the fiscal year then ended. The unaudited Consolidated balance sheet of the Company and its Consolidated Subsidiaries as at May 27, 1997 and the related unaudited Consolidated statements of income and of cash flows for the periods ended on such date, certified by the chief financial officer or controller of the Company, copies of which have heretofore been furnished to each Bank, present fairly the Consolidated financial condition of the Company and its Consolidated Subsidiaries as at such date, and the Consolidated results of their operations and their Consolidated cash flows for the periods then ended (subject to normal year-end audit adjustments). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by such accountants or such officer, as the case may be, and as disclosed therein). Except as otherwise disclosed to the Banks, during the period from May 27, 1997 to and including the Effective Date there has been no sale, transfer or other disposition by the Company or any of its Consolidated Subsidiaries of any material part of its business or property and no purchase or other acquisition of any business or property (including any capital stock of any other Person) material in relation to the Consolidated financial condition of the Company and its Consolidated Subsidiaries at May 27, 1997.

         5.2 No Change. Since May 27, 1997 (a) other than the commencement of the Chapter 11 Cases and all events and circumstances leading thereto and associated therewith or as otherwise disclosed in the financial statements previously provided to the Banks or in the Budget, there has been no change, and no development or event involving a prospective change, which has had or could reasonably be expected to have a Material Adverse Effect and (b) no dividends or other distributions have been declared, paid or made upon the capital stock of the Company nor has any of the capital stock of the Company been redeemed, retired, purchased or otherwise acquired for value by any of the Borrowers.

         5.3 Corporate Existence; Compliance with Law. The Company and each of the Subsidiaries of the Company, except in each case as such may be affected by the commencement of the Chapter 11 cases and all events and circumstances associated therewith, (a) is a corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation, (b) has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to use its corporate name and to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, would not have a Material Adverse Effect, (c) is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership, leasing or holding of its properties makes such qualification necessary, except such jurisdictions where the failure so to qualify would not have a Material Adverse Effect, and (d) is in compliance with all applicable statutes, laws, ordinances, rules, orders and regulations of any Governmental Authority or instrumentality, domestic or foreign (including, without limitation, those related to asbestos, petroleum and hazardous wastes and substances), except where noncompliance would not have a Material Adverse Effect. The Company has not received any written communication from a governmental authority that alleges that the Company or any of the Company's Subsidiaries is not in compliance, in all material respects, with all material Federal, state, local or foreign laws, ordinances, rules and regulations.

         5.4. Corporate Power; Authorization. Subject to the approval of the Bankruptcy Court pursuant to the Orders, the Borrowers have corporate power and authority to make, deliver and perform each of the DIP Financing Documents to which it is a party, and, subject to the approval of the Bankruptcy Court pursuant to the Orders, each of the Borrowers has the corporate power and authority and legal right to borrow hereunder and to have Letters of Credit issued for their respective accounts hereunder. Each of the Borrowers has taken all necessary corporate action to authorize the execution, delivery and performance of each of the DIP Financing Documents to which it is a party and the Company has taken all necessary corporate action to authorize the borrowings hereunder and the issuance of Letters of Credit for its account hereunder. Except for the approval of the Bankruptcy Court pursuant to the Orders, no consent or authorization of, or filing with, any Person (including, without limitation, any Governmental Authority) is required in connection with the execution, delivery or performance by any of the Borrowers, or for the validity or enforceability against the Borrowers, of any DIP Financing Document except for consents, authorizations and filings which have been obtained or made and are in full force and effect and except such consents, authorizations and filings, the failure to obtain or perform which would not have a Material Adverse Effect.

         5.5 Enforceable Obligations. Each DIP Financing Document delivered on or prior to the date hereof (i) has been duly executed and delivered on behalf of each of the Borrowers that is party thereto and (ii) subject to the approval of the Bankruptcy Court pursuant to the Orders, constitutes the legal, valid and binding obligation of such Borrower, as the case may be, and is enforceable against such Borrower in accordance with its terms.

         5.6 No Legal Bar. Subject to the approval of the Bankruptcy Court pursuant to the Orders, the execution, delivery and performance of each DIP Financing Document, the use of the proceeds of the DIP Loans and of drawings under the Letters of Credit and the transactions contemplated by or in respect of such use of proceeds will not violate any Requirement of Law or any Contractual Obligation applicable to or binding upon any Borrower or any of its respective properties or assets, in any manner which, individually or in the aggregate, (i) would have a material adverse effect on the ability of such Borrower to perform its obligations under the DIP Financing Documents to which it is a party, (ii) would give rise to any liability on the part of the Agent or any Bank, or (iii) would have a Material Adverse Effect, and will not result in the creation or imposition of any Lien on any of its properties or assets pursuant to any Requirement of Law applicable to it, as the case may be, or any of its Contractual Obligations, except for the Liens arising hereunder and under the Orders.

         5.7 No Material Litigation. Except as set forth on Schedule 5.7 and for the motion(s) brought by the Company seeking entry of the Orders by the Bankruptcy Court, no litigation by, investigation known to the Company by, or proceeding of, any Governmental Authority is pending against any of the Borrowers with respect to the validity, binding effect or enforceability of any DIP Financing Document, the DIP Loans made hereunder, the use of proceeds thereof, or of any drawings under a Letter of Credit and the other transactions contemplated hereby or in respect of such use of proceeds. Except for the commencement of the Chapter 11 Cases and the filing and prosecution of claims therein, no lawsuits, claims, proceedings or investigations are pending or, to the knowledge of the Company, threatened as of the Effective Date against or affecting the Company or a Subsidiary of the Company or any of their respective properties, assets, operations or businesses, in which there is a probability of an adverse determination, which is reasonably likely, if adversely decided, to have a Material Adverse Effect.

         5.8 Investment Company Act. Neither the Company nor any Subsidiary of the Company is an "investment company" or a company "controlled" by an "investment company" (as each of the quoted terms is defined or used in the Investment Company Act of 1940, as amended).

         5.9 Federal Regulation. No part of the proceeds of any of the DIP Loans or any drawing under a Letter of Credit will be used for any purpose which violates the provisions of Regula-tion G, T, U or X of the Board of Governors of the Federal Reserve System. Neither the Company nor any of its Subsidiaries is engaged or will engage, principally or are one of its important activities, in the business of extending credit for the purpose of "purchasing" or "carrying" any "margin stock" within the respective meanings of each of the quoted terms under said Regulation U.

         5.10 Taxes. Except as set forth on Schedule 5.10, each Borrower has filed or caused to be filed all material tax returns which, to the knowledge of the Company, are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than (i) for which an extension for filing is available and such Borrower has taken necessary steps to qualify for such extension, (ii) where the failure to file would not have a Material Adverse Effect, and (iii) any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Company or its Subsidiaries, as the case may be); except Permitted Liens, no tax Lien has been filed, and, to the knowledge of the Company, no written claim is being asserted, with respect to any such tax, fee or other charge.

         5.11  Subsidiaries.  The Subsidiaries of the Company listed on
Schedule 5.11 constitute all of the Subsidiaries of the Company as of the Effective Date.

         5.12 Ownership of Property; Liens. Each Borrower has good and valid title to all its material assets (other than real property or interests in real property, or goods sold on a consignment basis), except where the failure to have such title would not have a Material Adverse Effect, in each case free and clear of all Liens of any nature whatsoever except Permitted Liens. With respect to real property or interests in real property, each of the Company and its Subsidiaries has (i) good and insurable fee title to all of its real property, except where the failure to have such title would not have a Material Adverse Effect (each, a "Fee Property"), and (ii) good and valid title to the leasehold estates in all of the real property leased by it, except where the failure to have such title would not have a Material Adverse Effect (each, a "Leased Property", each such Fee Property that is owned and each such Leased Property being referred to individually as a "Company Property" in this Section 5.12), in each case free and clear of all Liens, easements, covenants, rights-of-way and other similar restrictions of any nature whatsoever, except
(A) Permitted Liens, (B) easements,
covenants, rights-of-way and other similar restrictions of record, (C) any conditions that may be shown by a current, accurate survey or physical inspection of any Company Property made prior to the Effective Date, (D) any immaterial condemnation or eminent domain proceeding affecting any real property that does not prevent such real property from being utilized by the Company or any of its Subsidiaries substantially for the purposes for which it was being utilized prior to such proceeding, and (E) (I) zoning, building and other similar restrictions, (II) Liens that have been placed by any developer, landlord or other third party on property over which the Company or any Subsidiary of the Company has easement rights or on any Leased Property and subordination or similar agreements relating thereto, and (III) unrecorded easements, covenants, rights-of-way or other similar restrictions, none of which items set forth in clauses (I), (II) and (III), individually or in the aggregate, materially impair the continued use and operation of the property to which they relate in the business of the Company and its Subsidiaries, taken as a whole, as presently conducted.

         5.13 ERISA. Except as set forth on Schedule 5.13, none of the Company, any Subsidiary or any Commonly Controlled Entity would be liable for any amount pursuant to Sections 4062, 4063 or 4064 of ERISA, if any Plan were to terminate. Neither the Company nor any Commonly Controlled Entity has been involved in any transaction that would cause the Company to be subject to liability with respect to a Plan to which the Company or any Commonly Controlled Entity contributed or was obligated to contribute during the six-year period ending on the Effective Date under Sections 4062, 4069 or 4212(c) of ERISA. Neither the Company nor any Commonly Controlled Entity has incurred any material liability under Title IV of ERISA which will remain a liability of the Company after the Effective Date. To the knowledge of any Borrower, none of the Company, any Subsidiary, or any director, officer or employee of either, or any of the Plans, or any trust created thereunder, or any fiduciary thereof, has engaged in a transaction in connection with which the Company, any Subsidiary, or any director, officer or employee of either, or any fiduciary of the Plans or any such trust could be subject to either a material liability or civil penalty assessed pursuant to Sections 409, 502(i) or 502(l) of ERISA or a material tax imposed pursuant to Sections 4975 or 4976 of the Code with respect to any Plan. To the knowledge of any Borrower, each of the Plans has been operated and administered in all material respects in accordance with applicable laws, including but not limited to ERISA and the Code. There are no material pending or, to the best knowledge of the Company, threatened claims by or on behalf of any of the Plans or any fiduciary thereof with respect to a Plan, by any employee or beneficiary covered under any such Plan or fiduciary of any such Plan, or otherwise involving any such

Plan or any such fiduciary (other than routine claims for benefits). No condition exists and no event has occurred with respect to any Multiemployer Plan which presents a material risk of a complete or partial withdrawal under Subtitle E of Title IV of ERISA, nor has the Company or any Commonly Controlled Entity been notified that any such Plan is insolvent or in reorganization within the meaning of Section 4241 of ERISA. Except as set forth on Schedule 5.13, neither the Company nor any Commonly Controlled Entity has been a party to any transaction or agreement to which the provisions of Section 4204 of ERISA were applicable. Except as set forth on Schedule 5.13, neither the Company nor any Subsidiary is obligated to contribute, on behalf of any current or former employee of the Company, to a Multiemployer Plan. None of the Plans or any trust established thereunder which is sponsored by the Company or any of its Subsidiaries has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each of the Plans. No contribution failure has occurred with respect to any Plan sufficient to give rise to a lien under Section 302(f) of ERISA.

         5.14.  Patents, Copyrights, Permits, Trademarks and Licenses.
Schedule 5.14 sets forth a true and complete list of all material patents, trademarks (registered or unregistered), trade names, service marks and copyrights and applications therefor owned, used or filed by or licensed to the Company and its Subsidiaries and, with respect to such material registered trademarks, contains a list of all jurisdictions in which such trademarks are registered or applied for and all registration and application numbers. Except as disclosed on Schedule 5.14, the Company or a Subsidiary of the Company owns or has the right to use, without payment to any other party, the patents, trademarks (registered or unregistered), trade names, service marks, copyrights and applications therefor referred to in such Schedule. To the knowledge of the Company, no claims are pending by any person with respect to the ownership, validity, enforceability or use of any such patents, trademarks (registered or unregistered), trade names, service marks, copyrights, or applications therefor, challenging or questioning the validity or effectiveness of any of the foregoing, in any jurisdiction, domestic or foreign.

         5.15 Environmental Matters. (a) Except as disclosed in Schedule 5.15, and subject to clause (f) below, to the knowledge of the Company, the Proper-ties do not contain, in, on or under including, without limitation, the soil and groundwater thereunder, any Hazardous Materials which result in a currently existing violation of Environmental Laws.

         (b) Except as disclosed in Schedule 5.15 and subject to clause (f) below, to the knowledge of the Company, the Properties and all operations and facilities at the Properties are in material compliance with all Environmental Laws, and there is no contamination or violation of any Environmental Law which could materially interfere with the continued operation of any of the Properties or materially impair the fair saleable value of any thereof.

         (c) Except as disclosed in Schedule 5.15, and subject to clause (f) below, neither the Company nor any of its Subsidiaries has received any complaint, notice of violation, alleged violation, notice of investigation or of potential liability under Environmental Laws with regard to any of the Properties which has not been cured, nor does the Company or any of its Subsidiaries have knowledge that any Governmental Authority is contemplating delivering to the Company or any of its Subsidiaries any such notice.

         (d) Except as disclosed in Schedule 5.15, and subject to clause (f) below, and for violations which have been cured, to the knowledge of the Company or any of its Subsidiaries, Hazardous Materials have not been generated, treated, stored, disposed of, at, on or under any of the Properties in violation of any Environmental Laws nor have any Hazardous Materials been transported from any of the Properties to any other location in violation of any Environmental Laws.

         (e) Except as disclosed in Schedule 5.15, and subject to clause (f) below, there are no governmental administrative actions or judicial proceedings pending under any Environmental Law to which the Company or any of its Subsidiaries is a party with respect to any of the Properties, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to any of the Properties.

         (f) Each of the representations and warranties set forth in paragraphs (a) through (e) of this Section 5.15 is true and correct with respect to each parcel of Property, except to the extent that the facts and circumstances giving rise to any such failure to be so true and correct would not have any reasonable likelihood of having a Material Adverse Effect.

         5.16 Accuracy and Completeness of Information. The factual statements contained in the financial statements referred to in Section 7.1, the DIP Financing Documents and any other certificates or documents furnished or to be furnished to the Agent or the Banks from time to time in connection with this Agreement, taken as a whole, do not and will not, to the knowledge of the Company, as of the date when made, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances in which the same were made, all except as otherwise qualified herein or therein, such knowledge qualification being given only with respect to factual statements made by Persons other than the Company.


         SECTION 6.  CONDITIONS PRECEDENT

         6.1 Conditions to Initial DIP Loans and Letters of Credit. The obligation of each Bank to make its initial DIP Loan, or the obligation of CoreStates to issue its initial Letter of Credit, whichever occurs first, is subject to the satisfaction or waiver pursuant to Section 11.1 immediately prior to or concurrently with the making of such DIP Loan or the issuance of such Letter of Credit, as the case may be, of the following conditions:

         (a) Agreement. The Agent shall have received a counterpart of this Agreement for each Bank duly executed and delivered by a duly authorized officer of each of the Borrowers.

         (b) No Violation. The consummation of the transactions contemplated hereby or entered into in contemplation hereof, shall not contravene, violate or conflict with, nor involve any Bank in a violation of, any Requirement of Law.

         (c) Consents, Authorizations and Filings, etc. All consents, authorizations and filings, if any, required in connection with the execution, delivery and performance by the Borrowers, and the validity and enforceability against the Borrowers, of the DIP Financing Documents to which it is a party, shall have been obtained or made, and such consents, authorizations and filings shall be in full force and effect, except such consents, authorizations and filings, the failure to obtain which would not have a Material Adverse Effect.

         (d) Other Agreements. The Agent shall have received each additional document or instrument reasonably requested by the Required Banks.

         (e) Insurance. The Agent shall have received a schedule describing all insurance maintained by the Borrowers pursuant to Section 7.5.

         (f) Fees. The Company shall have paid all fees then due and payable under this Agreement.

         (g) Interim Order. The Agent shall have received, with a copy for each Bank, a copy of the Interim Order, entered by the Bankruptcy Court and the Interim Order shall be in full force and effect and shall not have been vacated, stayed, reversed, modified or amended.

         (h) Side Letter Agreement. The Agent and the Banks shall have received the Side Letter Agreement, duly executed and in form and substance satisfactory to the Agent and the Banks.

         (i) Other Fees. All reasonable fees and expenses of Wachtell, Lipton, Rosen & Katz and Policano & Manzo and, in an aggregate amount not to exceed $25,000 any counsel to individual Banks, shall have been paid upon presentation to the Company and the Agent of appropriate invoices therefor.

         6.2 Conditions to All DIP Loans and Letters of Credit. The obligation of each Bank to make any DIP Loan and the obligation of CoreStates to issue any Letter of Credit is subject to the satisfaction of the following conditions precedent on the relevant Borrowing Date:

         (a) Representation and Warranties. Each of the representations and warranties made in or pursuant to Section 5 or which are contained in any other DIP Financing Document shall be true and correct in all material respects on and as of such Borrowing Date as if made on and as of such date (unless stated to relate to a specific earlier date, in which case, such representations and warranties shall be true and correct in all material respects as of such earlier date).

         (b) No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing on such Borrowing Date or after giving effect to such DIP Loan to be made or such Letter of Credit to be issued on such Borrowing Date.

         (c) Certificate. The Agent shall have received, with a counterpart for each Bank, a certificate of an authorized financial officer of the Company to the effect that, to the best of his knowledge, the applicable statements contained in paragraphs (a) and (b) above are true and correct as at the Borrowing Date.

         (d) Budget Compliance Certificate. The Agent shall have received, with a copy to each Bank, a Budget Compliance Certificate.

         (e) Orders. If the amount of the DIP Loan or Letter of Credit requested in a Notice of Borrowing or L/C Application, as applicable, together with the DIP Loans or outstanding Letters of Credit would exceed the amount approved under the Interim Order after the entry thereof but prior to entry of the Final Order then (x) the Agent shall have received, with a copy for each Bank, a certified copy of the Interim Order or Final Order, as the case may be, entered by the Bankruptcy Court, in form and substance satisfactory to the Banks with such changes thereto as may be approved by the Agent and its counsel and (y) the Interim Order or Final Order, as applicable, shall be in full force and effect and shall not have been vacated, stayed, reversed, modified or amended.

; provided, however, that if more than one Borrowing is requested during any seven-day period, the requirements set forth in clauses (c) and (d) above need only be satisfied in connection with the first Borrowing during such period. Each Borrowing hereunder shall constitute a representation and warranty by the Borrowers as of the date of such Borrowing that the conditions in clauses (a) and (b) and of this Section 6.2 have been satisfied.


         SECTION 7.  AFFIRMATIVE COVENANTS

         Each Borrower hereby agrees that, so long as the Banks' Commitments remain in effect, any DIP Loan, L/C Obligation or Letter of Credit remains outstanding and unpaid, any amount (unless cash in an amount equal to such amount has been deposited to a cash collateral account established by the Agent) remains available to be drawn under any Letter of Credit or any other amount is owing to any Bank, or the Agent hereunder, it shall, and shall cause each of its Subsidiaries to:

         7.1 Financial Statements. Furnish to the Agent (with sufficient copies for each Bank):

         (a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Company, a copy of the audited Consolidated balance sheet of the Company and its Consolidated Subsidiaries as at the end of such fiscal year and the related audited Consolidated statements of stockholders' equity and audited cash flows and the Consolidated statements of income of the Company and its Subsidiaries for such fiscal year, setting forth in each case in comparative form the figures for the previous year;

         (b) within 60 days after the end of the fiscal quarter ending July 1, 1997 and thereafter as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Company, the unaudited Consolidated balance sheet of the Company and its Subsidiaries as at the end of each such quarter and the related unaudited Consolidated statements of income and cash flows of the Company and its Subsidiaries for such quarterly period and the portion of the fiscal year of the Company through such date subject only to usual year-end adjustments and the absence of footnotes, setting forth in each case in comparative form the figures for the corresponding quarter in, and year to date portion of, the previous year, and the figures for such periods in the budget prepared by the Company and furnished to the Agent, certified by the chief financial officer, controller or treasurer of the Company as being fairly stated in all material respects;

         (c) as soon as practicable, and in any event within 30 days after the end of each fiscal month of each year, commencing as of the fiscal month ending with July 1, 1997 (it being understood and agreed that the balance sheet for the fiscal month ended July 1, 1997 shall reflect an additional inventory reserve of at least $10,000,000), the unaudited Consolidated balance sheet of the Company and its Subsidiaries as at the end of such month and the related unaudited Consolidated statement of income of the Company and its Subsidiaries for such month and for the portion of the fiscal year of the Company through such date in the form and detail similar to those customarily prepared by management of the Company for internal use, setting forth in each case in comparative form the Consolidated figures for the corresponding month of, and year to date portion of, the previous year and the figures for such periods in the budget prepared by the Company and furnished to the Agent, certified by the chief financial officer, controller or treasurer of the Company as being fairly stated in all material respects;

         (d) as soon as available, but in any event not later than 30 days after the end of each month commencing with July 1997, an analysis of the Company's actual performance as compared with the Budget;

         (e) On Friday of each week of every calendar month of each year, commencing with August 1, 1997, a forecast, in a format reasonably satisfactory to the Agent, of the Company's forecast of receipts and disbursements of the Company for the next four weeks, together with a reconciliation in respect of actual receipts and disbursements for the immediately preceding week;

         (f) No later than 30 days after the end of each calendar month of each year (other than quarterly month-ends, in which case no later than 45 days after the end of such quarterly month-end), commencing with July 30, 1997, a monthly reporting package, in a format reasonably satisfactory to the Agent, showing: (i) a statement of outstanding "administrative expenses" (as defined in the Bankruptcy Code) as of the end of such month,
    (ii) a balance sheet, income statement and statement of cash flows for the Company and its Subsidiaries as at the end of such month and (iii) a certificate signed by an authorized officer of the Borrowers demonstrating the Borrowers' compliance with Section 8.15; and

         (g)  any other information that any Bank may reasonably request;

all such financial statements to be complete and correct in all material respects (subject, in the case of interim statements, to normal year-end audit adjustments) and to be prepared in reasonable detail and (except in the case of the statements referred to in paragraphs (c) through (l) of this Section 7.1) in accordance with GAAP.

         7.2 Certificates; Other Information. Furnish to the Agent (with sufficient copies for each Bank):

         (a) concurrently with the delivery of the Consolidated financial statements referred to in Section 7.1(a), a letter from the independent certified public accountants reporting on such financial statements stating that in making the examination necessary to express their opinion on such financial statements no knowledge was obtained of any Default or Event of Default, except as specified in such letter;

         (b) concurrently with the delivery of the financial statements referred to in Sections 7.1(a), a certificate of an authorized financial officer of the Company stating that, to the best of such officer's knowledge, each of the Company and its respective Subsidiaries has observed or performed all of its covenants and other agreements, and satisfied every material condition, contained in this Agreement and the other DIP Financing Documents to be observed, performed or satisfied by it, and that such officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate;

         (c) promptly upon receipt thereof, copies of all final reports submitted to the Company or to any of its Subsidiaries by independent certified public accountants in connection with each annual, interim or special audit of the books of the Company or any of its Subsidiaries made by such accountants, including, without limitation, any final comment letter submitted by such accountants to management in connection with their annual audit;

         (d) promptly upon their becoming available, copies of all financial statements, reports, notices and proxy statements sent or made available to the public generally by the Company or any of its Subsidiaries and all regular and periodic reports and all final registration statements and final prospectuses, if any, filed by the Company or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any Governmental Authority succeeding to any of its functions;

         (e) all materials, statements and reports required of the Borrowers pursuant to the Orders; and

         (f) promptly, such additional financial and other information as any Bank may from time to time reasonably request.

         7.3 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its post-Filing Date obligations and liabilities of whatever nature, except (a) when the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Borrower or any of its Subsidiaries, as the case may be, (b) for delinquent obligations which do not have a Material Adverse Effect and (c) for trade and other accounts payable in the ordinary course of business which are not overdue for a period of more than 90 days or, if overdue for more than 120 days, as to which a dispute exists and adequate reserves in conformity with GAAP have been established on the books of the relevant Borrower or any of its Subsidiaries, as the case may be.

         7.4 Conduct of Business and Maintenance of Existence. Continue to engage in business of the same general type as now conducted by it, and preserve, renew and keep in full force and effect its corporate existence and take all reasonable action to maintain all rights, privileges, franchises, copyrights, trademarks and trade names necessary or desirable in the normal conduct of its business except for rights, privileges, franchises, copyrights, trademarks and trade names the loss of which would not in the aggregate have a Material Adverse Effect, and except as otherwise permitted hereunder; and comply with all applicable Requirements of Law except to the extent that the failure to comply therewith would not, in the aggregate, have a Material Adverse Effect.

         7.5 Maintenance of Property; Insurance. (a) Except for the conditions disclosed on Schedule 7.5, keep all property useful and necessary in its business in good working order and condition (ordinary wear and tear excepted); and

         (b) Maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and with only such deductibles as are usually maintained by, and against at least such risks (but including, in any event, public liability and product liability insurance) as are usually insured against in the same general area, by companies engaged in the same or a similar business; and furnish to the Agent, with a copy for each Bank, (i) annually, a schedule disclosing (in a manner substantially similar to that used in the schedule provided pursuant to Section 6.1(f)) all insurance against products liability risk maintained by the Company and its Subsidiaries pursuant to this Section 7.5 or otherwise and (ii) upon written request of any Bank, full information as to the insurance carried; provided that the Borrowers may implement programs of self insurance in the ordinary course of business and in accordance with industry standards for a company of similar size so long as reserves are maintained in accordance with GAAP for the liabilities associated therewith.

         7.6 Inspection of Property; Books and Records; Discussions. Keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities which permit financial statements to be prepared in conformity with GAAP and all Requirements of Law; and permit representatives of any Bank upon reasonable notice to visit and make a reasonable inspection of any of its properties and reasonably examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be requested upon reasonable notice, and to discuss the business, operations, assets and financial and other condition of the Company and its Subsidiaries with officers and employees thereof and with their independent certified public accountants.

         7.7  Notices.  Promptly give notice to the Agent and each Bank:

         (a) of the occurrence of any Default or Event of Default then known to such Borrower;

         (b) of any (i) default or event of default under any instrument or other agreement, guarantee or collateral document of the Company or any of its Subsidiaries which default or event of default has arisen after the Filing Date and has not been waived and would have a Material Adverse Effect, or (ii) litigation, investigation or proceeding which may exist at any time between the Company or any of its Subsidiaries and any Governmental Authority, or receipt of any notice of any environmental claim or assessment against the Company or any of its Subsidiaries by any Governmental Authority, which in any such case would have a Material Adverse Effect;

         (c) of the commencement of any litigation or proceeding against the Company or any of its Subsidiaries (i) in which more than $500,000 of the amount claimed is not covered by insurance or (ii) in which injunctive or similar relief is sought which if obtained would have a Material Adverse Effect;

         (d) of the following events, as soon as practicable after, and in any event within 30 days after, the Company knows or has reason to know thereof: (i) the occurrence of any Reportable Event with respect to any Single Employer Plan which Reportable Event could reasonably result in material liability to the Company and its Subsidiaries taken as a whole, or
    (ii) the institution of proceedings or the taking of any other action by PBGC, the Company or any Commonly Controlled Entity to terminate, withdraw or partially withdraw from any Plan and, with respect to a Multiemployer Plan, the Reorganization or insolvency of the Plan, in each of the foregoing cases which could reasonably result in material liability to the Company and its Subsidiaries taken as a whole, and in addition to such notice, deliver to the Agent and each Bank whichever of the following may be applicable: (A) a certificate of an authorized officer of the Company setting forth details as to such Reportable Event and the action that the Company or such Commonly Controlled Entity proposes to take with respect thereto, together with a copy of any notice of such Reportable Event that may be required to be filed with PBGC, or (B) any notice delivered by PBGC evidencing its intent to institute such proceedings or any notice to PBGC that such Plan is to be terminated, as the case may be; and

         (e) of a Material Adverse Effect arising after the Filing Date known to such Borrower.

Each notice pursuant to this Section 7.7 shall be accompanied by a statement of an authorized officer setting forth details of the occurrence referred to therein and (in the cases of clauses (a) through (d)) stating what action the Company proposes to take with respect thereto.

         7.8 Environmental Laws. (a) Comply with, and use its reasonable efforts to insure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws and obtain and comply with and maintain, and use its reasonable efforts to insure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, registrations or permits required by Environmental Laws, except to the extent that failure to do so would not have any reasonable likelihood of having a Material Adverse Effect.

         (b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply with all lawful orders and directives of all Governmental Authorities respecting Environmental Laws, except to the extent that the same are being contested in good faith by appropriate proceedings; and

         (c) Defend, indemnify and hold harmless the Agent and the Banks, and their respective employees, agents, officers and directors, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the violation of or noncompliance with any Environmental Laws applicable to the real property owned or operated by the Company or any of its Subsidiaries, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, reasonable attorney's and consultant's fees, investigation and laboratory fees, court costs and litigation expenses, except to the extent that any of the foregoing arise out of the gross negligence or willful misconduct of the party seeking indemnification therefor.

         7.9 Cash Concentration Account. At all time maintain its cash concentration account with the Agent.

         7.10 FY1998 Projections. Deliver to the Agent and the Banks within 90 days of the Effective Date, the Borrowers' projections (including, without limitation, profit/loss statements, statements of cash flows, balance sheets, income statements and other customary financial statements, on a Consolidated basis) for the 1998 fiscal year.

         7.11 Professional Fee Budget. Submit to the Agent and the Banks within 45 days of the Effective Date a budget for professional fees and expenses for the Borrowers and any statu-tory committee(s) appointed in the Chapter 11 Cases (the "Professional Fee Budget"), such Professional Fee Budget to be reasonably acceptable to the Required Banks.


         SECTION 8.  NEGATIVE COVENANTS

         Each Borrower hereby agrees that it shall not, and shall not permit any of its Subsidiaries to, directly or indirectly so long as the DIP Loan Commitments remain in effect or any DIP Loan or L/C Obligation remains outstanding and unpaid, any amount (unless cash in an amount equal to such amount has been deposited indefeasibly in a cash collateral account established by the Agent) remains available to be drawn under any Letter of Credit or any other amount is owing to any Bank or the Agent hereunder (it being understood that each of the permitted exceptions to each of the covenants in this Section 8 is in addition to, and not overlapping with, any other of such permitted exceptions except to the extent expressly provided):

         8.1 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except in the case of the Company and the Company's Subsidiaries:

         (a)  Indebtedness outstanding on the Effective Date;

         (b) Indebtedness in connection with the DIP Loans, the Orders, the Letters of Credit and this Agreement;

         (c)  Indebtedness contemplated by Section 8.6(e); and

         (d)  Indebtedness owed to a Borrower.

         8.2 Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets, income or profits, whether now owned or hereafter acquired, except:

         (a) Liens for taxes, assessments or other governmental charges not yet due or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Company or such Subsidiary, as the case may be, in accordance with GAAP;

         (b) carriers', warehousemen's, mechanics', landlords', materialmen's, repairmen's or other like Liens arising in the ordinary course of business in respect of obligations which are not yet due or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Com-pany or such Subsidiary, as the case may be, in accordance with GAAP;

         (c) Liens in connection with workmen's compensation, unemployment insurance and other similar programs and legislation;

         (d) Liens to secure the performance of bids, tenders, trade or government contracts (other than for borrowed money), leases, licenses, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

         (e) easements (including, without limitation, reciprocal easement agreements), right-of-way, building, zoning and similar restrictions, utility agreements, covenants, reservations, encroachments, changes, and other similar Liens, encumbrances or title defects incurred, or leases or subleases granted to others, in the ordinary course of business, which do not interfere with or adversely affect in any material respect the ordinary conduct of the business of the Company and its Subsidiaries on the property in question;

         (f) Liens in favor of the Banks pursuant to the DIP Financing Documents and bankers' liens arising by operation of law;

         (g)  Liens existing on the Effective Date;

         (h) Liens on documents of title and the property covered thereby securing Indebtedness in respect of the Commercial L/Cs;

         (i) (i) Liens that have been placed by any developer, landlord or other third party on property over which the Company or any Subsidiary of the Company has easement rights or on any Leased Property and subordination or similar agreements relating thereto and (ii) any immaterial condemnation or eminent domain proceeding affecting any real property that does not prevent such real property from being utilized by the Company or any of its Subsidiaries substantially for the purposes for which it was being utilized prior to such proceeding; and

         (j) Liens on goods of the Company or any of its Subsidiaries sold on a consignment basis in the ordinary course of business.

         8.3 Limitation on Contingent Obligations. Create, incur, assume or suffer to exist any Contingent Obligation except:

         (a)  Contingent Obligations existing on the Effective Date;

         (b) Contingent Obligations in favor of CoreStates or any Bank in respect of Letters of Credit.

         8.4 Prohibition of Fundamental Changes. Enter into any merger or consolidation or amalgamation (other than in connection with a Reorganization
Plan), or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or engage in any type of business other than of the same general type now conducted by it.

         8.5 Prohibition on Sale of Assets. Convey, sell, lease (other than a sublease of real property), assign, transfer or otherwise dispose of (including through a transaction of merger or consolidation of any Subsidiary of the Company) any of its property, business or assets (including, without limitation, tax benefits, receivables and leasehold interests), whether now owned or hereafter acquired, except:

         (a) for (i) sales of inventory made in the ordinary course of business and (ii) sales of assets with a net book value of less than $25,000 in respect of any single sale or related series of sales, but in any event not in excess of $250,000 in the aggregate in respect of all such sales during any fiscal quarter; and

         (b) any immaterial condemnation or eminent domain proceeding affecting any real property that does not prevent such real property from being utilized by the Company or any of its Subsidiaries substantially for the purposes for which it was being utilized prior to such proceeding.

         8.6 Limitation on Investments, Loans and Advances. Make any advance, loan, extension of credit or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of, or make any other investment in (including, without limitation, any acquisition of all or any substantial portion of the assets, and any acquisition of a business or a product line, of other companies, other than the acquisition of inventory in the ordinary course of business), any Person, except:

         (a) the Company and its Subsidiaries may invest in, acquire and hold Cash Equivalents;

         (b) the Company or any of its Subsidiaries may make travel and entertainment advances and relocation and other loans to their respective officers and employees (or guarantee such obligations) in the ordinary course as currently conducted;

         (c) the Company or any of its Subsidiaries may make payroll advances in the ordinary course of business;

         (d) the Company or any of its Subsidiaries may acquire and hold receivables owing to it, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; and

         (e) any Borrower may make loans to any Subsidiary and any such Subsidiary may make loans to any such Borrower, all in the ordinary course of the Borrower's and such Subsidiaries' respective businesses as conducted as of July 21, 1997.

         8.7 Limitation on Dividends. Declare any dividends on any shares of any class of stock, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, retirement or other acquisition of any shares of any class of stock, or any warrants or options to purchase such stock, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Company or any of its Subsidiaries; except that Subsidiaries may pay dividends to the Borrowers or to Subsidiaries which are directly or indirectly wholly owned by such Borrower.

         8.8 Transactions with Affiliates. Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate except for transactions which are not prohibited under this Agreement and which are in the ordinary course of the Company's or a Subsidiary's business and which are upon fair and reasonable terms no less favorable to the Company or such Subsidiary than it would obtain in a hypothetical comparable arm's length transaction with a Person not an Affiliate, provided, however, that nothing in this Section 8.8 shall prohibit the Company and its Subsidiaries from engaging in the following transactions: (x) the performance of the Company's or Subsidiary's obligations under any employment contract, collective bargaining agreement, employee benefit plan, related trust agreement or any other similar arrangement heretofore or hereafter entered into in the ordinary course, (y) payment of compensation to employees, officers, directors or consultants in the ordinary course of business, and (z) maintenance of benefit programs or arrangements for employees, officers or directors, including, without limitation, vacation plans, health and life insurance plans, deferred compensation plans, incentive plans, and retirement or savings plans and similar plans.

         8.9 Foreign Exchange Contracts. Enter into any foreign currency exchange contracts.

         8.10 Limitation on Creation of and Investments in Subsidiaries. Except as permitted in Section 8.6(e), make any advance, loan, extension of credit or capital contribution to, purchase any stock, bonds, notes, debentures or other securities of, or make any other investment in, any Subsidiary, or create, merge or consolidate with, or sell or otherwise transfer all or any assets of the Company or any of its Subsidiaries to, any Subsidiary.

         8.11 DIP Financing. Incur or apply to the Bankruptcy Court for authority to incur, or suffer to exist, any (i) indebtedness having the priority afforded by section 364(c) or (d) of the Bankruptcy Code (including any Superpriority Claims) other than the financing provided for under this Agreement and the other DIP Financing Documents or as authorized pursuant to the Orders or
(ii) obligation to make adequate protection payments, or otherwise provide adequate protection, other than (A) as contemplated by the Orders or (B) in an amount not to exceed $150,000 in the aggregate.

         8.12 Alteration of Rights of Banks. Limit, affect or modify, or apply to the Bankruptcy Court to limit, affect or modify any of the Agent's or the Banks' rights with respect to the Obligations, including rights with respect to Pre-Petition Collateral and Post-Petition Collateral (each as defined in the Orders) and the priority thereof and payment of various amounts, pursuant to any Reorganization Plan or otherwise.

         8.13 Chapter 11 Claims. Except for the Carveout (as defined in the Interim Order) and in connection with, and only to the extent incurred on or after the Consummation Date in respect of, a Reorganization Plan, apply to the Bankruptcy Court for the authority to incur, create, assume, suffer or permit any claim, Lien or encumbrance (other than Permitted Liens) against any Borrower, any Subsidiary of any Borrower, or any of their assets in the Chapter 11 Cases to be pari passu with, or senior to, the Liens and claims of the Banks granted and arising hereunder and under the Orders.

         8.14  Reclamation Claims; Bankruptcy Code Section  546(g) Agreements.
(a) Make any payments or transfer any property on account of claims asserted by any of the Company's vendors for reclamation in accordance with UCC Section 2-702 and Bankruptcy

Code Section 546(c) in excess of an amount to be agreed upon, in each case, by the Company and the Agent.

         (b) Enter into any agreements or file any motion seeking a Bankruptcy Court order for the return of Inventory to any vendor pursuant to Bankruptcy Code Section 546(g) without the written consent of the Agent.

         8.15 EBITDAR. Permit cumulative EBITDAR for the periods commencing on July 1, 1997 and ending at the end of the months in Column A below to be less than the corresponding amounts in Column B below:

        A                B

    July 1997      ($5,000,000)

    August 1997    ($7,900,000)

    September 1997 ($11,200,000)

    October 1997   ($13,300,000)

    November 1997  ($15,300,000)

    December 1997  ($17,800,000)

         8.16 Capital Expenditures. (a) Make, incur or otherwise suffer to exist Capital Expenditures during the period from July 1, 1997 through December 31, 1997 in the aggregate in excess of $600,000 for the Company and its Subsidiaries (including each of the Borrowers).

         (b) Make, incur or otherwise suffer to exist any Capital Expenditures after December 31, 1997.

         8.17 Professional Fees. Make payments to professionals for the Borrowers and any statutory committee(s) appointed in the Chapter 11 Cases in excess of the amounts provided therefor in the Professional Fee Budget.

         SECTION 9.  EVENTS OF DEFAULT

         Upon the occurrence and during the continuance of any of the following events:

         (a) Borrowers shall fail to (i) pay any principal of any DIP Loan when due in accordance with the terms hereof or to reimburse CoreStates for any draw under any Letter of Credit in accordance with Section 3.4 or (ii) pay any inter-est on any DIP Loan or any other amount payable hereunder within three days after any such interest or other amount becomes due in accordance with the terms hereof; or

         (b) Any representation or warranty made or deemed made by any Borrower in any DIP Financing Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

         (c) Any Borrower shall default in any material respect in the observance or performance of any other agreement, obligation or restriction contained in any DIP Financing Document and such default shall continue for more than 10 days; or

         (d) The Bankruptcy Court shall enter an order with respect to any Borrower dismissing its Chapter 11 Case or converting it to a case under Chapter 7 of the Bankruptcy Code, or appointing a trustee in its Chapter 11 Case or appointing a responsible officer or an examiner with enlarged powers relating to the operation of the Borrowers' business (beyond those set forth in Sections 1106(a)(3) or (4)) under Bankruptcy Code Section 1106(b); or

         (e) The Bankruptcy Court shall enter an order granting relief from the automatic stay applicable under Section 362 of the Bankruptcy Code to the holder of any Lien other than Liens in favor of the Agent in any assets of any of the Borrowers having an aggregate value in excess of $500,000; or

         (f) An order of the Bankruptcy Court shall be entered in any of the Chapter 11 Cases amending, supplementing, staying for a period in excess of 10 days, vacating or otherwise modifying any of the Orders, or any Borrower shall apply for authority to do so; provided, that no Event of Default shall occur under this clause (f) to the extent that any such amendment, supplement or other modification is made in compliance with this Agreement and is not adverse, in the reasonable judgment of the Agent, to the rights and interests of the Banks under this Agreement and the DIP Financing Documents; or

         (g) Any Borrower shall support (in any such case by way of any motion or other pleading filed with the Bankruptcy Court or any other writing to another party-in-interest executed by or on behalf of a Borrower) any other Person's opposition of, any motion made in the Bankruptcy Court by any Bank seeking confirmation of the amount of such Bank's claim or the validity and enforceability of the Liens in favor of such Bank (including, without limitation, the

    Liens securing Pre-Petition Indebtedness owed to such Bank); or

         (h) Any Borrower shall seek to, or shall support (in any such case by way of any motion or other pleading filed with the Bankruptcy Court or any other writing to another party-in-interest executed by or on behalf of a Borrower) any other Person's motion to, disallow in whole or in part any Bank's claim in respect of the Pre-Petition Indebtedness or the Obligations or to challenge the validity and enforceability of the Liens in favor of the Agent or any Bank (including, without limitation, the Liens securing Pre-Petition Indebtedness owed to such Bank); or

         (i) From and after the date of entry thereof, the Interim Order shall cease to be in full force and effect (or shall have been vacated, stayed, reversed, modified or amended), in each case without the consent of the Required Supermajority Banks, and the Final Order shall not have been entered prior to such cessation (or vacatur, stay, reversal, modification or amendment); or

         (j) The Final Order shall not have been entered by the Bankruptcy Court on or before August 22, 1997; or

         (k) From and after the date of entry thereof, the Final Order shall cease to be in full force and effect (or shall have been vacated, stayed, reversed, modified or amended), in each case without the consent of the Required Supermajority Banks; or

         (l) Any Borrower or Subsidiary thereof shall make any payments on any Indebtedness of such Borrower or Subsidiary (other than as permitted under the Orders or permitted hereunder) arising before the Filing Date; or

         (m) the Borrowers shall fail to comply with the terms of the Orders in all material respects; or

         (n) One or more judgments or decrees shall be entered against (i) any of the Borrowers involving in the aggregate a post-Filing Date liability (not paid or fully covered by insurance) of $500,000 or more or (ii) any Subsidiary of any Borrower which would have a Material Adverse Effect, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within the time required by the terms of such judgment; or

         (o) Any DIP Financing Document shall cease, for any reason, to be in full force and effect or any Borrower or any of its Subsidiaries shall so assert in writing, or any DIP Financing Document shall cease to be effective to grant a perfected Lien on any material item of collateral described therein with the priority purported to be created thereby; or

         (p)  Any of the following events shall occur with respect to any Plan:

              (i) the institution of any steps by any of the Borrowers, any member of its Controlled Group or any other Person to terminate a Plan if, as a result of such termination, any of the Borrowers or any such member could be required to make a contribution to such Plan, or could reasonably expect to incur a liability or obligation to such Plan, in excess of $500,000; or

              (ii) a contribution failure occurs with respect to any Plan sufficient to give rise to a Lien under Section 302(f) of ERISA; or

         (q) (i) Any Person shall engage in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan,
    (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Banks, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) other than as previously disclosed to the Banks, the Company or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Banks is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan; and in each case in clauses (i) through (v) above, such event or condition, together with all other such similar events or conditions relating to a Plan, if any, would be reasonably likely to subject the Company or any of its Subsidiaries to any tax, penalty or other liabilities in the aggregate material in relation to the business, assets, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries taken as a whole; or

         (r) A material breach of, or material non-compliance in respect of, the terms and conditions of the Side Letter Agreement; or

         (s) within ten (10) Business Days after presentation by the Banks of a slate of independent persons with substantial business or financial experience, such slate of directors shall not have been elected as directors of the Company (the "New Directors") in replacement of the current directors of the Company; or

         (t) the chief executive officer or any of the New Directors shall have been removed from their respective positions without the consent of the Required Banks;

then, and in any such event, so long as any such Event of Default shall be continuing, either or both of the following actions may be taken: (i) with the consent of the Required Banks, the Agent may, or upon the request of the Required Banks, the Agent shall, by notice to the Company, declare the DIP Loan Commitments and CoreStates' obligations to issue the Letters of Credit to be terminated forthwith, whereupon the Banks' Commitments and such obligations shall immediately terminate; and (ii) with the consent of the Required Banks, the Agent may, or upon the request of the Required Banks, the Agent shall, by notice of default to the Company, (A) declare all or a portion of the DIP Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement to be due and payable forthwith, whereupon the same shall immediately become due and payable, and (B) declare all or a portion of the obligations of the Borrowers in respect of the Letters of Credit, although contingent and unmatured, to be due and payable forthwith, whereupon the same shall immediately become due and payable and/or demand that the Borrowers discharge any or all of the obligations supported by the Letters of Credit by paying or prepaying any amount due or to become due in respect of such obligations. All payments under this Section 9 on account of undrawn Letters of Credit shall be made by the Company directly to a cash collateral account established by the Agent for such purpose for application to the Borrowers' reimbursement obligations under this
Section 9 as drafts are presented under the Letters of Credit with the balance, if any, to be applied to the Borrowers' obligations under this Agreement as the Agent shall determine with the approval of the Required Banks. Except as expressly provided above in this Section 9, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

    SECTION 10.  THE AGENT; CORESTATES AS ISSUER

         10.1 Appointment. Each Bank hereby irrevocably designates and appoints CoreStates as the Agent under this Agreement and irrevocably authorizes CoreStates as Agent for such Bank, to take such action on its behalf under the provisions of the DIP Financing Documents and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms of the DIP Financing Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Bank, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into the DIP Financing Documents or otherwise exist against the Agent.

         10.2 Delegation of Duties. The Agent may execute any of its duties under this Agreement and each of the other DIP Financing Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

         10.3 Exculpatory Provisions. Neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be
(i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with the DIP Financing Documents (except for its or such Person's own gross negligence or willful misconduct), or (ii) responsible in any manner to any of the Banks for any recitals, statements, representations or warranties made by any Borrower or any officer thereof contained in the DIP Financing Documents or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, the DIP Financing Documents or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of the DIP Financing Documents or for any failure of any Borrower to perform its obligations thereunder. The Agent shall not be under any obligation to any Bank to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, any DIP Financing Document, or to inspect the properties, books or records of any Borrower.

         10.4 Reliance by Agent. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitations, counsel to the Borrowers), independent accountants and other experts selected by the Agent. The Agent may deem and treat the payee of any DIP Loan as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Agent. The Agent shall be fully justified in failing or refusing to take any action under any DIP Financing Document unless it shall first receive such advice or concurrence of the Required Banks (or, where unanimous consent of the Banks is expressly required hereunder, such Banks) as it deems appropriate or it shall first be indemnified to its satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under any DIP Financing Document in accordance with a request of the Required Banks, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Banks and all future holders of the DIP Loans.

         10.5 Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Agent has received written notice from a Bank or a Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that the Agent receives such a notice, the Agent shall promptly give notice thereof to the Banks. The Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Banks; provided that unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Banks.

         10.6 Non-Reliance on Agent and Other Banks. Each Bank expressly acknowledges that neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Agent hereinafter taken, including any review of the affairs of the Borrowers, shall be deemed to constitute any representation or warranty by the Agent to any Bank. Each Bank represents to the Agent that it has, independently and without reliance upon the Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthi-ness of the Company and its Subsidiaries and made its own decision to make its DIP Loans hereunder and enter into this Agreement. Each Bank also represents that it will, independently and without reliance upon the Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under the DIP Financing Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Company and its Subsidiaries. Except for notices, reports and other documents expressly required to be furnished to the Banks by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Borrowers which may come into the possession of the Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

         10.7 Indemnification. The Banks agree to indemnify the Agent in its capacity as such (to the extent not reimbursed by the Borrowers and without limiting the obligation of the Borrowers to do so), ratably according to the respective amounts of their original DIP Loan Commitments, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including without limitation at any time following the payment of the DIP Loans) be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of the DIP Financing Documents or any documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted by the Agent under or in connection with any of the foregoing; provided that no Bank shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the Agent's gross negligence or willful misconduct. The agreements in this
Section 10.7 shall survive the payment of the DIP Loans and all other amounts payable hereunder.

         10.8 The Agent in its Individual Capacity. The Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Company and its Subsidiaries as though the Agent were not the Agent hereunder. With respect to its DIP Loans made or renewed by it and any note issued to it, the Agent shall have the same rights and powers, duties and liabilities under the DIP Financing Documents as any Bank and may exercise the same as though it were not the Agent and the terms "Bank" and "Banks" shall include the Agent in its individual capacity.

         10.9 Successor Agent. The Agent may resign as Agent upon 30 days' notice to the Banks. If the Agent shall resign as Agent under the DIP Financing Documents, then the Required Banks shall appoint from among the Banks a successor agent for the Banks which successor agent shall be approved by the Borrowers, which shall not unreasonably withhold its approval, whereupon such successor agent shall succeed to the rights, powers and duties of the Agent and the term "Agent" shall mean such successor agent effective upon its appointment, and the former Agent's rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement or any holders of the Notes. After any retiring Agent's resignation hereunder as Agent the provisions of this Section 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under the DIP Financing Documents.

         10.10 CoreStates as Issuer of Letters of Credit. Each Bank hereby acknowledges that the provisions of this Section 10 shall apply to CoreStates, in its capacity as issuer of the Letters of Credit, in the same manner as such provisions are expressly stated to apply to the Agent.

         SECTION 11.  MISCELLANEOUS

         11.1 Amendments and Waivers. No DIP Financing Document nor any terms thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 11.1. With the written consent of the Required Banks, the Agent and the respective Borrowers or their Subsidiaries may, from time to time, enter into written amendments, supplements or modifications hereto for the purpose of adding any provisions to any DIP Financing Document in which they are parties or changing in any manner the rights of the Banks or of any such Borrower or its Subsidiaries thereunder or waiving, on such terms and conditions as the Agent may specify in such instrument, any of the requirements of any such DIP Financing Document or any Default or Event of Default and its consequences; provided, however, that:

         (a) no such waiver and no such amendment, supplement or modification shall extend the maturity of any DIP Loan, or reduce the rate or extend the time of payment of interest thereon, or change the method of calculating interest thereon, or reduce any fee payable to the Banks hereunder, or reduce the principal amount of any DIP Loan, or change the amount of any Bank's DIP Loan Commitment, or amend, modify or waive any provision of this
    Section 11.1  or reduce
    the percentage specified in the definition of Required Banks or Required Supermajority Banks or consent to the assignment or transfer by any Borrower of any of its rights and obligations under any DIP Financing Document or effect the release of substantially all of the Pre-Petition Collateral and the Post-Petition Collateral (each as defined in the Interim Order), in each case, without the written consent of each Bank affected thereby;

         (b) no such waiver and no such amendment, supplement or modification shall amend, modify or waive any provision of Section 10 without the written consent of the then Agent; and

         (c) no such waiver and no such amendment, supplement or modification shall, without the written consent of the Required Supermajority Banks, (i) amend, modify or waive any material provision of any Order or (ii) increase the DIP Loan Commitment Amount (without prejudice to any Bank's right to object to approval by the Bankruptcy Court of any such increase).

Any such waiver and any such amendment, supplement or modification described in this Section 11.1 shall apply equally to each of the Banks and shall be binding upon each Borrower and its Subsidiaries, the Banks, the Agent and all future holders of DIP Loans. Any extension of a Letter of Credit by CoreStates shall be treated hereunder as a new Letter of Credit. In the case of any waiver, the Company, the Banks and the Agent shall be restored to their former position and rights hereunder and under the outstanding DIP Loans, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

         11.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when sent, confirmation of receipt received, addressed as follows in the case of each Borrower and the Agent, and as set forth on the signature pages hereto in the case of any Bank, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the DIP
Loans:

    The Borrowers:      c/o Maidenform Worldwide, Inc.
                        154 Avenue E
                        Bayonne, New Jersey  07002
                        Attention:  President
                        Facsimile:  (201) 436-9506

    With a copy to:     c/o Maidenform Worldwide, Inc.
                        90 Park Avenue
                        New York, New York  10016
                        Attention:  General Counsel
                        Facsimile:  (212) 661-4522

                                       and

                        Weil, Gotshal & Manges LLP
                        767 Fifth Avenue
                        New York, New York  10153
                        Attention:  Alan B. Miller, Esq.
                                    and
                                    Stephen Karotkin, Esq.
                        Facsimile:  (212) 735-4965

    The Agent:          CoreStates Bank, N.A.
                        1339 Chestnut Street
                        13th Floor
                        Philadelphia, PA  19107
                        Attention:
                        Facsimile:  (215) 786-7657

    With a copy to:     Wachtell, Lipton, Rosen & Katz
                        51 West 52nd Street
                        New York, New York  10019
                        Attention:  Chaim J. Fortgang, Esq.
                                          and
                                    Richard G. Mason, Esq.
                        Facsimile:  (212) 403-2000


provided that any notice, request or demand to or upon the Agent or the Banks pursuant to Sections 2.2, 3.3 or 4.1 shall not be effective until received.

         11.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Agent or any Bank, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

         11.4 Survival of Representations and Warranties. All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the issuance of Letters of Credit.

         11.5 Payment of Expenses and Taxes. The Borrowers agree (a) to pay or reimburse the Agent and the Banks for all their respective reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, the DIP Financing Documents and any other documents prepared in connection herewith, and the consummation of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements of counsel to the Agent and the Bank group (and, in an amount not to exceed $25,000, the individual Banks), and accountants and financial advisors to the Agent and/or the Bank group, (b) to pay or reimburse each Bank and the Agent for all their reasonable costs and expenses incurred in connection with, and to pay, indemnify, and hold the Agent and each Bank harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever arising out of or in connection with, the enforcement or preservation of any rights under any DIP Financing Document and any such other documents, including, without limitation, reasonable fees and disbursements of counsel to the Agent and each Bank incurred in connection with the foregoing and in connection with advising the Agent with respect to its rights and responsibilities under this Agreement and the documentation relating thereto,
(c) to pay, indemnify, and to hold the Agent and each Bank harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other similar taxes (other than withholding taxes), if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, any DIP Financing Document and any such other documents, and (d) to pay, indemnify, and hold the Agent and each Bank and their respective officers and directors harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including, without limitation, reasonable fees and disbursements of counsel) which may be incurred by or asserted against the Agent or the Banks (x) arising out of or in connection with any investigation, litigation or proceeding related to this Agreement, the other DIP Financing Documents, the proceeds of the DIP Loans and the transactions contemplated by or in respect of such use of proceeds, or any of the other transactions contemplated hereby, whether or not the Agent or any of the Banks is a party thereto, or (y) without limiting the generality of the foregoing by reason of or in connection with the execution and delivery or transfer of, or payment or failure to make payments under, Letters of Credit (it being agreed that nothing in this Section 11.5 is intended to limit the Borrowers' obligations pursuant to Section 3.4) (all the foregoing, collectively, the "indemnified liabilities"), provided that the Company shall have no obligation hereunder with respect to indemnified liabilities of the Agent or any Bank or any of their respective officers and directors arising from
(i) the gross negligence or willful misconduct of such Agent or Bank or their respective directors or officers or (ii) legal proceedings commenced against the Agent or a Bank by any security holder or creditor thereof arising out of and based upon rights afforded any such security holder or creditor solely in its capacity as such or (iii) legal proceedings commenced against the Agent or any such Bank by any Transferee (as defined in Section 11.6). The agreements in this Section 11.5 shall survive repayment of the DIP Loans and all other amounts payable hereunder. No approval of the Bankruptcy Court shall be required with respect to the payments contemplated by this Section 11.5.

         11.6 Successors and Assigns; Participations; Purchasing Banks. (a) This Agreement shall be binding upon and inure to the benefit of the Borrowers, the Banks and the Agent, and their respective successors and assigns, except that the Borrowers may not assign or transfer any of their rights or obligations under this Agreement without the prior written consent of each Bank.

         (b) Any Bank may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other entities ("Participants") participating interests in any DIP Loan owing to such Bank, any participating interest in the Letters of Credit of such Bank, any DIP Loan made by such Bank, any DIP Loan Commitment of such Bank or any other interest of such Bank hereunder. In the event of any such sale by a Bank of participating interests to a Participant, such Bank's obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Bank shall remain solely responsible for the performance thereof, such Bank shall remain the holder of any such DIP Loan and any note representing such DIP Loan for all purposes under this Agreement and the Company and the Agent shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obliga-
                                         -62-
tions under this Agreement. The Borrowers agree that if amounts outstanding under this Agreement and the DIP Loans are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement and any DIP Loan to the same extent as if the amount of its participating interest were owing directly to it as a Bank under this Agreement or any DIP Loan; provided, that such right of setoff shall be subject to the obligation of such Participant to share with the Banks, and the Banks agree to share with such Participant, as provided in Section 11.7. The Borrowers also agree that each Participant shall be entitled to the benefits of Sections 3.5 and 4.6 with respect to its participation in the Letters of Credit and in the DIP Loan Commitments and the DIP Loans outstanding from time to time; provided, that no Participant shall be entitled to receive any greater amount pursuant to such subsections than the transferor Bank would have been entitled to receive in respect of the amount of the participation transferred by such transferor Bank to such Participant had no such transfer occurred. Each Bank agrees that the participation agreement pursuant to which any Participant acquires its participating interest (or any other document) may afford voting rights to such Participant only with respect to matters requiring the consent of all of the Banks hereunder.


         (c) Any Bank may, in the ordinary course of its business and in accordance with applicable law, (i) at any time sell all or any part of its rights and obligations under this Agreement and the DIP Loans to any Bank or any Affiliate thereof, provided that, in the event of a sale of less than all of such rights and obligations, (x) such assigning Bank after any such sale to any other Bank or any Affiliate of such Bank shall retain DIP Loan Commitments, DIP Loans and L/C Participating Interests aggregating at least 2% of the aggregate DIP Loan Commitments (or such lesser amount as the Agent may determine) and (y) such sale shall be of corresponding proportions of the DIP Loan Commitments, DIP Loans and L/C Participating Interests held by such assigning Banks immediately prior to such sale, and, (ii) with the consent of the Agent (which shall not be unreasonably withheld) sell to one or more additional banks or financial institutions ("Purchasing Banks"), all or any part of its rights and obligations under this Agreement and the DIP Loans, pursuant to a Commitment Transfer Supplement, executed by such Purchasing Bank, such transferor Bank (and, in the case of a Purchasing Bank that is not then a Bank or an Affiliate thereof, by the Agent), and delivered to the Agent for its acceptance and recording in the Register (as defined below) together with a recordation fee to the Agent of $2,500 in cash; provided that (A) each such sale pursuant to clause (ii) of this
Section 11.6(c) shall be in an
amount of 2% of the aggregate DIP Loan Commitments or more and (B) in the event of a sale of less than all of such rights and obligations, (x) such Bank after any such sale shall retain DIP Loan Commitments, DIP Loans and L/C Participating Interests aggregating at least 2% of the aggregate DIP Loan Commitments and (y) such sale shall be of corresponding proportions of the DIP Loan Commitments, DIP Loans and L/C Participating Interests held by such assigning Banks immediately prior to such sale. Upon such execution, delivery, acceptance and recording, from and after the Transfer Effective Date as defined in the Commitment Transfer Supplement, (x) the Purchasing Bank thereunder shall be a party hereto and, to the extent provided in such Commitment Transfer Supplement, have the rights and obligations of a Bank hereunder with a DIP Loan Commitment as set forth therein, and (y) the transferor Bank thereunder shall, to the extent of the interest transferred, as reflected in such Commitment Transfer Supplement, be released from its obligations under this Agreement (and, in the case of a Commitment Transfer Supplement covering all or the remaining portion of a transferor Bank's rights and obligations under this Agreement, such transferor Bank shall cease to be a party hereto). Such Commitment Transfer Supplement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Bank and the resulting adjustment of Commitment Percentages arising from the purchase by such Purchasing Bank of all or a portion of the rights and obligations of such transferor Bank under this Agreement and the DIP Loans.

         (d)  The Agent shall maintain at its address referred to in Section
11.2 a copy of each Commitment Transfer Supplement delivered to it and a register (the "Register") for the recordation of the names and addresses of the Banks and the Banks' Commitment of, the principal amount of DIP Loans owing to, and the L/C Participating Interests of, each Bank from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Company, the Agent and the Banks may treat each Person whose name is recorded in the Register as the owner of the DIP Loan or L/C Participating Interest recorded therein for all purposes of this Agreement. The Register shall be available for inspection by the Company or any Bank at any reasonable time and from time to time upon reasonable prior notice and upon request by any Borrower, Agent will provide a copy of the Register promptly to such Borrower or its counsel.

         (e) Upon its receipt of a Commitment Transfer Supplement executed by a transferor Bank and a Purchasing Bank (and, in the case of a Purchasing Bank that is not then a Bank or an Affiliate thereof, by the Company and the Agent), together with payment to the Agent of a registration and processing fee of $4,000 if the Purchasing Bank is not a Bank prior to the execu-tion of such supplement and $1,000 otherwise, the Agent shall (i) promptly accept such Commitment Transfer Supplement and (ii) on the Transfer Effective Date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Banks and the Company.

         (f) The Banks agree that they will use reasonable efforts to protect the confidentiality of any confidential information concerning the Company and its Affiliates. Notwithstanding the foregoing, the Company authorizes each Bank to disclose to any Participant or Purchasing Bank (each, a "Transferee") and any prospective Transferee any and all financial information in such Bank's possession concerning the Company and its Affiliates which has been delivered to such Bank by or on behalf of the Company pursuant to this Agreement or which has been delivered to such Bank by or on behalf of the Company in connection with such Bank's credit evaluation of the Company and its Affiliates prior to becoming a party to this Agreement, subject to any such prospective Transferee agreeing to use reasonable efforts to protect the confidentiality of any confidential information concerning the Company and its Affiliates.

         (g) If, pursuant to this Section 11.6, any interest in this Agreement or any DIP Loan is transferred to any Transferee which is organized under the laws of any jurisdiction other than the United States or any State thereof, the transferor Bank shall cause such Transferee, concurrently with the effectiveness of such transfer, (i) to represent to the transferor Bank (for the benefit of the transferor Bank, the Agent and the Company) that under applicable law and treaties no taxes will be required to be withheld by the Agent, any Borrower or the transferor Bank with respect to any payments to be made to such Transferee in respect of the DIP Loans or L/C Participating Interests, (ii) to furnish to the transferor Bank (and, in the case of any Purchasing Bank registered in the Register, the Agent and the Borrowers) either U.S. Internal Revenue Service Form 4224 or U.S. Internal Revenue Service Form 1001 (wherein such Transferee claims entitlement to complete exemption from U.S. Federal withholding tax on all interest payments hereunder), and (iii) to agree (for the benefit of the transferor Bank, the Agent and the Borrowers) to provide the transferor Bank (and, in the case of any Purchasing Bank registered in the Register, the Agent and the Company) a new Form 4224 or Form 1001 upon the expiration or obsolescence of any previously delivered form and comparable statements in accordance with applicable U.S. laws and regulations and amendments duly executed and completed by such Transferee, and to comply from time to time with all applicable U.S. laws and regulations with regard to such withholding tax exemption.

         11.7 Adjustments; Set-Off. If any Bank (a "benefitted Bank") shall at any time receive any payment of all or part of any of its DIP Loans or L/C Participating Interests, as the case may be, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by setoff, or otherwise) in a greater proportion than any such payment to and collateral received by any other Bank, if any, in respect of such other Bank's DIP Loans or L/C Participating Interests, as the case may be, or interest thereon, such benefitted Bank shall purchase for cash from the other Banks such portion of each such other Bank's DIP Loans or L/C Participating Interests, as the case may be, or shall provide such other Banks with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefitted Bank to share the excess payment or benefits of such collateral or proceeds ratably with each of the Banks; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefitted Bank, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. The Company agrees that each Bank so purchasing a portion of another Bank's DIP Loans and/or L/C Participating Interests may exercise all rights of payment (including, without limitation, rights of setoff) with respect to such portion as fully as if such Bank were the direct holder of such portion. The Agent shall promptly give the Company notice of any set-off, provided that the failure to give such notice shall not affect the validity of such set-off.

         11.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrowers and the Agent. This Agreement shall become effective with respect to the Borrowers, the Agent and the Banks when the Agent shall have received copies of this Agreement executed by the Borrowers and the Banks, or, in the case of any Bank, shall have received telephonic confirmation from such Bank stating that such Bank has executed counterparts of this Agreement or the signature pages hereto and sent the same to the Agent.

         11.9 Governing Law; No Third-Party Rights. This Agreement and the rights and obligations of the parties under this Agreement, including, without limitation, the DIP Loans and the Letters of Credit, shall be governed by, and construed and interpreted in accordance with, the law of the State of New York, except to the extent governed by the Bankruptcy Code. This Agreement is solely for the benefit of the parties hereto and their respective successors and assigns, and, except as set forth in Section 11.6, no other Persons shall have any right, benefit, priority or interest under, or because of the existence of, this Agreement.

         11.10 Additional Grant of Lien. All loans, advances and any other indebtedness or obligations, contingent or absolute (including, without limitation, the principal thereof, interest thereon, and costs and expenses owing in connection therewith) which may now or from time to time hereafter be owing by the Borrowers to the Agent or the Banks under any of the DIP Financing Documents shall be secured as set forth in the Orders.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.


MAIDENFORM WORLDWIDE, INC.,            154 Avenue E
a Delaware corporation                 Bayonne, New Jersey  07002
                                       Telephone:
                                       Facsimile:  (201) 436-9506
By______________________               Attn:  President
  Name:
  Title:


MAIDENFORM, INC.,                      90 Park Avenue
a New York corporation                 New York, New York  10016
                                       Telephone:
                                       Facsimile:  (212) 983-5834
By_______________________              Attn:
  Name:
  Title:


NCC INDUSTRIES, INC.,                  90 Park Avenue
a Delaware corporation                 New York, New York  10016
                                       Telephone:
                                       Facsimile:  (212) 983-5834
By_______________________              Attn:
  Name:
  Title:


CORESTATES BANK, N.A., as Agent        1339 Chestnut Street
                                       13th Floor, FC 1-8-13-2
                                       Philadelphia, PA  19107
By_________________________            Telephone:  (215) 786-7273
  Name:                                Facsimile:  (215) 786-7657
  Title:                               Attn:  C.B. Cook


CORESTATES BANK, N.A.                  1339 Chestnut Street
                                       13th Floor, FC 1-8-13-2
                                       Philadelphia, PA  19107
By_______________________              Telephone:  (215) 786-7273
  Name:                                Facsimile:  (215) 786-7657
  Title:                               Attn:  C.B. Cook


               [Debtor-In-Possession Credit Agreement Signature Pages]

NATIONSBANK, N.A.                      101 S. Tryon Street
                                       NC1-002-31-31
                                       Charlotte, NC  28255
By_______________________              Telephone:  (704) 386-8535
  Name:                                Facsimile:  (704) 386-1759
  Title:                               Attn:  Charles Kerr


NATIONSBANK                            NationsBanc Capital Markets
                                       100 N. Tryon St., 6th Floor
                                       Charlotte, NC  28255
By_______________________              Telephone:  (704) 386-3195
  Name:                                Facsimile:  (704) 386-9268
  Title:                               Attn:  Peter Santry


SWISS BANK CORPORATION, London Branch  222 Broadway
                                       New York, New York  10038
                                       Telephone:  (212) 574-5700
By_______________________              Facsimile:  (212) 574-5745
  Name:                                Attn:  James Cullinane
  Title:


WHIPPOORWILL/MAIDENFORM OBLIGATIONS    11 Martine Avenue
  TRUST 1997                           White Plains, New York 10606
WHIPPOORWILL ASSOCIATES, INC.,         Telephone:  (914) 574-5700
  its investment advisor               Facsimile:  (914) 574-5745
                                       Attn:  Pamela Lawrence
By_______________________
  Name:
  Title:


FOOTHILL CAPITAL CORPORATION           11111 Santa Monica Boulevard
                                       Suite 1500
                                       Los Angeles, CA  90025
By_______________________              Telephone:  (310) 996-7157
  Name:                                Facsimile:  (310) 478-8785
  Title:                               Attn:  Karen Sandler
                                              Nik Aggarwill



               [Debtor-In-Possession Credit Agreement Signature Pages]

OAKTREE CAPITAL MANAGEMENT, LLC,       550 South Hope Street
  as agent and on behalf of            22nd Floor
  certain funds and accounts           Los Angeles, CA  90071
                                       Telephone:  (213) 694-1508
                                       Facsimile:  (213) 694-1592
By_______________________              Attn:  Patty Wachtell
  Name:
  Title:                               Telephone:  (213) 694-1522
                                       Facsimile:  (213) 694-1599
                                       Attn:  Kenneth Liang


CITIBANK, N.A.                         399 Park Avenue
                                       11th Floor/Zone 1
                                       New York, New York  10043
By_______________________              Telephone:  (212) 291-1430
  Name:                                Facsimile:  (212) 291-5917
  Title:                               Attn:  John Abate
                                              Mark Unferth


DK ACQUISITION PARTNERS, L.P.          885 Third Avenue
                                       Suite 3302
                                       New York, New York  10022
By_______________________              Telephone:  (212) 371-3000
  Name:                                Facsimile:  (212) 371-4318
  Title:                               Attn:  Michael J. Leffel


BANK OF AMERICA                        231 S. LaSalle Street, 17Q
                                       Chicago, Illinois  60697
                                       Telephone:  (312) 828-3406
By_______________________              Telephone:  (312) 828-5423
  Name:                                Attn:  Susie Pinsky
  Title:


DLJ CAPITAL FUNDING, INC.              277 Park Avenue
                                       9th Floor
                                       New York, New York  10172
By_______________________              Telephone:  (   ) _________
  Name:                                Facsimile:  (212) 892-5286
  Title:                               Attn:  Lisa Fuder


               [Debtor-In-Possession Credit Agreement Signature Pages]

                                       ADDRESS FOR NOTICES:
NOMURA                                 ________________________
                                       ________________________
                                       ________________________
By_______________________              Telephone:  (   ) _________
  Name:                                Facsimile:  (   ) _________
  Title:                               Attn:  _________________


MERRILL LYNCH, PIERCE, FENNER          250 Vesey Street
  & SMITH, INC.                        World Financial Center
                                       North Tower
                                       New York, New York  10281
By_______________________              Telephone:  (212) 449-4969
  Name:                                Facsimile:  (212) 449-4965
  Title:                               Attn:  John Humphrey

               [Debtor-In-Possession Credit Agreement Signature Pages]